Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

This LOAN AGREEMENT (as amended, restated, modified and/or supplemented, from time to time, this “Agreement”), dated as of October 30, 2020, is made by and among HIGH STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), those Persons from time to time party to this Agreement as a “Lender” (collectively, the “Lenders” and individually, each a “Lender”), and ACQUIOM AGENCY SERVICES LLC, a Colorado limited liability company, as administrative and collateral agent (“Agent”) for the Lenders.

Background of Agreement

The Borrower has requested that the Lenders provide up to $70,000,000.00 in a secured term loan (the “Credit Facility”) for the purposes set forth herein.

The Lenders are willing to make the Credit Facility available to the Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article 1
DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires.

Acquisition: means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, or (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of Borrower.

Adjusted EBITDA: means, for any period, net income (or loss) for the applicable period of measurement of the Parent, consolidated with its Subsidiaries (other than Universal Hemp LLC), determined in accordance with GAAP, without duplication of any item described under clause (a) or (b) below, in each case to the extent taken into account in the calculation of net income (or loss) for such period: (a) Less (i) gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the ordinary course of business of the Parent and its Subsidiaries (other than Universal Hemp LLC), and related tax effects in accordance with GAAP, (ii) income from investments; and (b) Plus (i) non-cash impairment losses, (ii) transaction costs incurred in connection with that certain Arrangement Agreement dated April 18, 2019 between the Parent and Canopy Growth Corporation (“Canopy”), as amended (such agreement being the “Canopy Arrangement Agreement”), pursuant to which Canopy has the option to purchase all of the Class E subordinate voting shares (after conversion of the Class F multiple voting shares) (the “Fixed Shares”) and, if exercised, the Class D subordinate voting shares of the Parent, (iii) other non-recurring expenses, including non-recurring legal costs related to matters where the Parent or any of its Subsidiaries (other than Universal Hemp LLC) are defending themselves or pursuing actions against a third-party, in an amount not to exceed $4,000,000 per fiscal year and $1,000,000 per fiscal quarter, and (iv) equity-based compensation.

Administrative Questionnaire: means an administrative questionnaire in a form supplied by Agent (the current form of which is attached hereto as Exhibit F) or such other form provided by a Lender and acceptable to Agent.

Affiliate: with respect to a specified Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. Without limitation, any director, executive officer or beneficial owner of twenty percent or more of the Stock (either directly or indirectly) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person. The term Affiliate excludes Canopy or any Subsidiaries of Canopy until Canopy acquires the Fixed Shares of the Parent pursuant to the Canopy Arrangement Agreement.

Agent: has the meaning set forth in the introductory paragraph hereof. For the avoidance of doubt, any reference herein or in any other Loan Document to “collateral agent” (or “Collateral Agent”) or “administrative agent” (or “Administrative Agent”) (and any provision benefitting, or granting any right or power to, “collateral agent” (or “Collateral Agent”) or “administrative agent” (or “Administrative Agent”)) shall, unless the context requires otherwise, be construed as a reference to (and provision benefitting, or granting any right or power to) Agent.

Agent Fee Letter: means that certain letter agreement, dated as of the Closing Date, by and between the Borrower and Acquiom Agency Services LLC, in its capacity as Agent, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Agreement: the meaning specified in the introductory paragraph hereof.

Anti-Corruption Laws: means any anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977.

Anti-Terrorism Laws: means any law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or Sanctions including Part II.1 and Part XII.2 of the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17, the United Nations Act, R.S.C. 1985, c. U-2 and the Justice for Victims of Corrupt Foreign Officials Act, S.C. 2017, c. 21.

Approved Fund: means, with respect to any Lender, any Person that (a)(i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

Assignment and Acceptance: means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Agent to the extent required by Section 9.13, in substantially the form of the attached Exhibit E.

Benefit Plan: means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) maintained, sponsored, or contributed to, or required to be contributed to by a Guarantor or Borrower or any Subsidiary of a Guarantor or Borrower or with respect to which any such party otherwise has any Liabilities.

Borrower: the meaning specified in the introductory paragraph hereof.

Borrower Investors: means the holders of Stock in Acreage Holdings, Inc., Acreage Holdings WC, Inc. and/or the Borrower.

Business Day: any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close. In the event that payment or performance of any covenant, duty or obligation is stated to be due or performance is required on (or before) a day that is not a Business Day (other than a payment to be made by adding and capitalizing the amount thereof to the principal balance of a Loan), then the time for such performance or payment shall be extended to the next Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Cannabis License: means a license or permit for the sale, processing or cultivation of cannabis or cannabis-related products now or hereafter held by a Loan Party or by a third-party in connection with a Management Services Agreement with a Loan Party permitting such Loan Party to undertake the sale, processing or cultivation of cannabis or cannabis-related products pursuant to the Cannabis License held by such third-party. Schedule III sets forth each Cannabis License held by a Loan Party or held by such a third-party, and if held by such a third-party, the applicable Management Services Agreement.

Capital Lease: means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

Cash Equivalents: means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

Change of Control: means (a) any Person (or any successor to it continuing from any amalgamation, merger or other reorganization) or group of Persons acting jointly or in concert becoming the owner, directly or indirectly, beneficially or of record, of Stock representing more than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Borrower or any Parent Guarantor, (b) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Loan Parties, on a consolidated basis, property and assets, (c) Borrower’s shareholders approve any plan or proposal for the liquidation or dissolution of any of the Loan Parties, or (d) Borrower shall at any time cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of any Guarantor other than any Parent Guarantor. The term Change of Control shall not include Canopy’s acquisition of all or a portion of the shares of the Parent pursuant to the Canopy Arrangement Agreement.

Closing Date: shall mean the date on which all of the conditions set forth in Article 3 shall have been satisfied or waived by Lender.

Code: means the Internal Revenue Code of 1986, as amended, and all regulations and other guidance promulgated thereunder.

Collateral: means all Property and interests in Property, excluding Intellectual Property (and excluding any other excluded collateral set forth in the Security Documents), and proceeds thereof now owned or hereafter acquired by any Loan Party, and any other Person who has granted a Lien to Agent for the benefit of the Lenders, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or Agent for the benefit of the Lenders under any Loan Document.

Competitor: means those Persons on Schedule IV.

Compliance Certificate: means a certificate substantially in the form of Exhibit B.

Consolidated Debt Service Coverage Ratio: means, for any two consecutive fiscal quarters of the Parent, consolidated with its Subsidiaries (other than Universal Hemp LLC), ending on a Determination Date, the ratio of (a) Adjusted EBITDA for such two consecutive fiscal quarters of the Parent, consolidated with its Subsidiaries (other than Universal Hemp LLC) multiplied by 2, to (b) Consolidated Total Debt Service for such two consecutive fiscal quarters of the Parent, consolidated with its Subsidiaries (other than Universal Hemp LLC) multiplied by 2.

Consolidated Total Debt Service: means, for any particular period, the sum of the aggregate scheduled recurring principal payments and other recurring interest expense payments payable on any Debt of the Parent and its Subsidiaries (other than Universal Hemp LLC) during such period including under this Agreement (including interest expense attributable to the Term Loan payable during such period). For avoidance of doubt, this excludes balloon maturity payments of principal (i.e. non-recurring principal payments).

[REDACTED – COMMERCIALLY SENSITIVE]

Contractual Obligations: means, as to any Person, any provision of any security (whether in the nature of Stock, or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Copyrights: means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

Core Entities: means those entities set forth on Schedule I under the heading “Core Entities”.

Core States: means Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New Jersey, New York, Ohio and Pennsylvania.

Credit Facility: the meaning specified in the Background Section hereof.

Debt of any Person means (without duplication):

(a)               all indebtedness of such Person for borrowed money, including borrowings of commodities, prepaid forward sales of commodities, bankers’ acceptances, letters of credit or letters of guarantee;

(b)               all indebtedness of such Person for the deferred purchase price of assets or services, other than for assets and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of Debt;

(c)               all obligations of such Person represented by a note, bond, debenture or other evidence of Debt;

(d)               all obligations under Capital Leases and all obligations under synthetic leases, in each case, in respect of which such Person is liable as lessee;

(e)               all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any equity securities in such Person or any other Person or any warrants, rights, or options to acquire such equity securities, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(f)                the net amount payable by such Person under derivatives agreements, provided that such amount shall only constitute Debt if such derivatives agreements have been closed out or terminated; and

(g)               all Debt of another entity of a type described in clauses (a) through (g) which is directly or indirectly guaranteed by such Person, which is secured by a Lien on any assets of such Person, which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other entity against loss.

Debtor Relief Laws: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

Defaulting Lender: means any Lender has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due.

Default Rate: 20% per annum, subject to Section 2.7.1 with respect to the Initial Increase and Section 2.7.2 with respect to the Additional Increase.

Determination Date: means the last day of each calendar quarter commencing with the calendar quarter ending on: (a) March 31, 2021 for purposes of Section 7.1 or (b) June 30, 2021 for purposes of Section 7.2.

Disposition: means, with respect to any Person, the sale, transfer or other disposition with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of such Person or any Subsidiary of such Person, or (c) any other Property, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by (A) a Loan Party to another Loan Party or any Subsidiary of any Loan Party or (B) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory or equipment in the ordinary course of business, (iv) sales, transfers, licenses, leases or other dispositions resulting in aggregate Net Cash Proceeds not exceeding $500,000 during any Fiscal Year; (v) the conversion of cash into Cash Equivalents and Cash Equivalents into cash; (vi) the termination of any swap agreements (as such term is defined in Section 101 of the Debtor Relief Laws; provided, that no Event of Default shall exist or shall result therefrom; and (vii) sales, transfers and dispositions of accounts in connection with the compromise, settlement or collection thereof. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

Disqualified Person: means, on any date, any Person that is a Competitor or an Affiliate of a Competitor.

Eligible Assignee: means any Person that meets the requirements to be an assignee under Section 9.13 (subject to such consents, if any, as may be required under Section 9.13.(c)).

Environmental Laws: means all Laws imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the use, storage and presence of, and exposure to, Hazardous Material, the environment and natural resources, including requirements relating to underground storage tanks, the use, storage, transport, Release or presence of petroleum and petroleum products, public notification, and environmental transfer of ownership, notification or approval statutes.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and other guidance promulgated thereunder.

ERISA Affiliate: means any Loan Party and any entity required to be aggregated with any Loan Party under Section 414 of the Code or any entity under common control with any Loan Party within the meaning of Section 4001 of ERISA.

ERISA Event: means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (other than those events as to which the thirty day notice period is waived) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

Event of Default: the meaning specified in Section 8.1.

Federal Cannabis Laws: means the Controlled Substances Act, 21 USC 801 et seq. as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other federal law of the United States the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

GAAP: means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantor: means each of the Parent Guarantors and each of the entities listed on Schedule II hereto, and their respective successors and permitted assigns, and any other Person that has guaranteed any Obligations.

Guaranty: means that certain Guaranty Agreement entered into as of the date hereof, in form and substance reasonably satisfactory to the Lenders, made by the Guarantors in favor of Agent for the benefit of the Lenders.

Hazardous Material: means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

Illinois Facility: has the meaning specified in Section 5.13.

Indemnitee: the meaning specified in Section 9.9.2.

Intellectual Property: means all rights, title and interests in or relating to (a) intellectual property and industrial property arising under any requirement of Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.

Interest Rate: shall mean 15% per annum, subject to Section 2.7.1 with respect to the Initial Increase and Section 2.7.2 with respect to the Additional Increase.

Internet Domain Name: means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to internet domain names.

Investment: means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Stock of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any returns of capital.

IP Ancillary Rights: means, with respect to any Intellectual Property (of the type described in clauses (a) and (c) of the definition of Intellectual Property), as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

IP License: means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any material Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.

Law: all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses (including any Cannabis License), approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators, excluding in any event Federal Cannabis Laws.

Liabilities: means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

Lien: means any mortgage, deed of trust, trust or deemed trust, lien (statutory or otherwise), pledge, assignment, hypothecation, encumbrance, charge, security interest, deposit arrangement, royalty interest, claim, right of detention or seizure, right of distraint, easement, or right of set off (other than a right of set off arising in the ordinary course), including the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and any other agreement, trust or arrangement that in substance secures payment or performance of an obligation.

Liquidity: means, as of any date, on a consolidated basis, the Parent’s unrestricted cash on hand.

Loan Documents: this Agreement, the Notes, the Guaranty, the Pledge Agreement, the Security Agreement and any and all agreements and instruments executed by the Borrower or a Guarantor and delivered to Agent and/or any Lender in connection with the foregoing, as the same may be amended, modified or supplemented from time to time.

Loan Parties: means, collectively, the Borrower and the Guarantors.

Management Services Agreement: means a Management Services Agreement or similar arrangement between any Loan Party and any third party holder of a Cannabis License; the Management Services Agreements to which any Loan Party is a party as of the date hereof are described on Schedule III attached hereto.

Margin Stock: means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

Material Adverse Effect: means (a) a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) a material adverse effect on the ability of any of the Loan Parties to perform its payment obligations under any Loan Document to which it is a party or of any of the Loan Parties to perform its obligation under the Security Documents or (c) a material adverse effect on the rights and remedies of the Lender under any Loan Document; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (i) any change in GAAP; (ii) any effect that results from the failure by the Borrower to meet predictions, projections or forecasts of revenue, net income or other results; (iii) the taking of any action approved or consented to by Agent; or (iv) any event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any epidemic, pandemic or disease outbreak (including the COVID-19 virus).

Material Property: means, collectively, all Cannabis Licenses and all Mortgaged Property, any other Property owned by a Loan Party which has a book value of $200,000 or more as of the Closing Date, and any other Property hereafter acquired by a Loan Party which has a value at the time of purchase of $200,000 or more.

Material Contract: means (i) the Management Services Agreements which are material to the Primary Business and (ii) any agreement, contract and/or arrangement now or hereafter entered into (a) with a Loan Party and which has a value in excess of $1,000,000 in the aggregate, including any agreement evidencing Debt, (b) any agreement, contract and/or arrangement by and between a Loan Party and any Governmental Authority or any quasi-Governmental Authority which is material to the Primary Business, or (c) any other agreement, contract and/or arrangement to which a Loan Party is a party the breach, non-performance, cancellation or failure to renew of which would reasonably be expected to have a Material Adverse Effect.

Maturity Date: the earlier of (i) October 30, 2024, or (ii) such earlier date as the Obligations are accelerated pursuant to the terms hereof.

Merger: has the meaning specified in Section 6.8

Mortgage: means any deed of trust, mortgage, deed to secure debt or other document creating a Lien on real property made by any Loan Party in favor of, or for the benefit of, Agent (or a nominee or sub-agent therefor) for the benefit of the Lenders (or any one or more of them), in form and substance reasonably satisfactory to Agent and the Borrower.

Mortgaged Property: all real property now or hereafter owned by any Loan Party.

Multiemployer Plan: means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate has any obligation to make regular contributions or otherwise has any Liabilities.

Net Cash Proceeds: means, with respect to any Disposition by any Loan Party, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements (it being understood and agreed that any such receipts of insurance settlements shall exclude proceeds of business interruption insurance) and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations or other contingent liabilities and retained liabilities (such as pension and other employment benefit liabilities and liabilities associated with environmental matters) associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) Taxes paid or reasonably estimated to be payable as a result thereof, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any indebtedness for borrowed money which is secured by the asset sold in such Disposition and is required to be repaid with such proceeds (other than any such indebtedness assumed by the purchaser of such asset).

Non-Core Entities: means any Subsidiary of Borrower that owns Property located in a Non-Core State or holds a Cannabis License issued by a Non-Core State, including, without limitation, those entities set forth on Schedule I under the heading “Non-Core Entities”.

Non-Core States: means California, Florida, Michigan, Oregon and Maryland.

Note: a promissory note substantially in the form of Exhibit A hereto delivered by the Borrower to a Lender (including any successors or assigns thereof) pursuant to this Agreement (including any amendments, modifications or supplements which may from time to time, be created in respect of such notes), and any replacement promissory notes issued in lieu of the foregoing.

Notice of Borrowing: a notice of borrowing substantially in the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.

Obligations: any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of any Loan Party to any Lender or Agent, related to the Term Loan or represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include:

(a)               principal of, and interest on the Term Loan and the Notes; and

(b)               any and all other fees, indemnities, costs, obligations (monetary and non-monetary) and liabilities of any Loan Party from time to time under or in connection with the Loan Documents.

Organization Documents: means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

Original Issue Discount: has the meaning specified in Section 3.2.

Parent: means Acreage Holdings, Inc. a British Columbia corporation.

Parent Guarantor: means any of Acreage Holdings, Inc. a British Columbia corporation, Acreage Holdings WC, Inc., a Nevada corporation, and Acreage Holdings America, Inc., a Nevada corporation.

Patents: means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to letters patent and applications therefor.

PBGC: means the United States Pension Benefit Guaranty Corporation or any successor thereto.

Permits: means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority (other than any Cannabis License), in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens: has the meaning ascribed to such term in Section 6.1.

Permitted Refinancing: means Debt constituting a refinancing or extension of Debt existing on the Closing Date that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith, (b) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended; and (c) the obligors of which are the same as the obligors of the Debt being refinanced or extended.

Permitted Tax Distributions: means, subject to the limitations and provisions herein, for each fiscal quarter (or portion thereof) of a fiscal year, a distribution by the Borrower to the Borrower Investors holding equity interests in the Borrower in an amount of cash equal to (a) the taxable net income reportable by the Borrower and allocated to such Borrower Investors for federal income tax purposes during such fiscal quarter (or portion thereof) multiplied by (b) the Tax Rate. For purposes of this definition, the term “Tax Rate” means the greater of (a) the highest combined marginal federal, state, and local income tax rates (for clarification, excluding self-employment and similar taxes) that would be applicable to such Loan Party if such Loan Party were taxed as a corporation domiciled in New York City, or (b) the highest combined marginal federal, state, and local income tax rates (for clarification, excluding self-employment and similar taxes) that would be applicable to such Loan Party if such Loan Party were taxed as an individual resident in New York City.

Person: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Platform: has the meaning set forth in Section 9.1.4.

Pledge Agreement: that Pledge Agreement dated as of the Closing Date by and among Borrower and the grantors defined therein, as pledgor, and Agent for the benefit of the Lenders, as pledgee, in form and substance reasonably satisfactory to the Lenders, as the same may be amended, amended and restated, supplemented and/or modified in accordance with the terms hereof and thereof with respect to the Pledged Equity.

Pledged Equity: shall mean the equity interests in the Core Entities.

Prepayment Premium: means (i) with respect to any prepayment of all or any portion of the Term Loan, whether voluntary or following the exercise by Lenders of remedies under the Loan Documents, prior to the second anniversary of the Closing Date, 7.5% of the outstanding amount of the Term Loan being prepaid, and (ii) with respect to any prepayment of all or any portion of the Term Loan, whether voluntary or following the exercise by Lenders of remedies under the Loan Documents, from and after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 3.5% of the outstanding amount of the Term Loan being repaid.

Primary Business: means (i) the cultivation, processing and sale of cannabis and cannabis-based products, (ii) the cultivation, processing and sale of hemp and hemp-based products, (iii) the acquisition of other cannabis and hemp business, and (iv) all other businesses incidental or ancillary to the foregoing.

Property: means any Cannabis Licenses, Intellectual Property, personal property, or Real Estate owned by Borrower or any Affiliate of Borrower.

Pro-Rata Share: means, with respect to a Lender relative to a set of some or all of the other Lenders, as the case may be, the ratio of the outstanding principal amount of the Term Loan owned by such Lender to the sum of aggregate outstanding principal amount of the Term Loan owned by such Lender and such other Lenders.

Real Estate: has the definition given in Section 4.23.

Related Parties: with respect to any Person, such Person’s Affiliates.

Release: means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

Required Lenders: means, at any time, Lenders then holding more than fifty percent (50%) of the outstanding principal amount of the Term Loan.

Responsible Officer: means the chief executive officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower, or any other officer having substantially the same authority and responsibility.

Sanctioned Person: means any Person that is a designated target of Sanctions or is otherwise a subject of Sanctions, including as a result of being (a) owned, held or controlled by any person which is a designated target of Sanctions, (b) located or resident in, a national of, or organized under, the laws of any country that is subject to general or country-wide Sanctions, or (c) a “designated person”, a “politically exposed foreign person” or “terrorist group” as described in any Sanctions.

Sanctions: means applicable economic or trade sanctions or other restrictive measures administered or enforced by a Governmental Authority (including, in Canada, Global Affairs Canada and Public Safety Canada) or other relevant sanctions authority which governs transactions in controlled goods or technologies or dealings with countries, entities, organizations or individuals subject to such economic or trade sanctions or restrictive measures.

Security Agreement: that Security Agreement dated as of the Closing Date by and between the Borrower and the Core Entities, as debtor, and Agent on behalf of the Lenders, as secured party, in form and substance reasonably satisfactory to the Lenders, as the same may be amended, amended and restated, supplemented and/or modified in accordance with the terms hereof and thereof.

Security Documents: means, collectively, (a) the Security Agreement, (b) the Pledge Agreement and (c) any security agreement or other document, instrument or agreement now or hereafter securing any Obligations or perfecting or protecting Lender’s security interests and Lien on the Collateral (or given with the intent to secure, perfect or protect), in each case executed on or after the Closing Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby.

Software: means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

Solvent: means, (a) with respect to any Person organized under the laws of Canada or any province or territory thereof, on a particular date, that on such date, (i) such Person is not for any reason unable to meet its obligations as they generally become due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iii) the aggregate property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due, and (b) with respect to any Person organized under the laws of a jurisdiction located within the United States on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Stock: means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

Subsidiary: means, with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, company, association or other business entity which the parent and/or one or more subsidiaries of the parent Controls, (ii) any partnership, (x) a general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

Supermajority of the Lenders: means, at any time, Lenders then holding more than sixty-six and 67/100 percent (66.67%) of the outstanding principal amount of the Term Loan.

Taxes: means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: has the meaning set forth in Section 2.1.1 hereof and Section 2.7, pursuant to which the amount of the Term Loan may be increased.

Title IV Plan: means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate has any obligation to make regular contributions or otherwise has any Liabilities.

Trade Secrets: means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of Law in or relating to trade secrets.

Trademark: means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

UCC: means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

USA Patriot Act: means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

Article 2
THE LOAN

2.1              Term Loan.

2.1.1        Commitment to Make Term Loan. Subject to and upon the terms and conditions set forth in this Agreement, each Lender severally and not jointly agrees to lend to the Borrower on the Closing Date the principal amount set forth on Schedule 2.1 opposite such Lender’s name under the heading “Term Loan Commitment”. Amounts borrowed under this Section 2.1.1 and, if applicable, Section 2.7, are referred to as the “Term Loan”. The aggregate amount funded by the Lenders on the Closing Date is referred to as the “Term Loan Amount”. The funding of the Term Loan Amount shall be effected by each Lender depositing into an escrow account established by Agent immediately available funds equal to such Lender’s Term Loan Commitment and depositing with Agent in escrow its signature page to this Agreement on or prior to the Closing Date and by Agent, promptly following authorization from each Lender on the Closing Date, disbursing such funds to the Borrower and releasing such signature pages to the Borrower and the other Lenders.

2.1.2        Payments. All amounts of principal relating to the Term Loan and all other Obligations shall be due and payable on the Maturity Date.

2.1.3        Voluntary Payments. The Borrower may repay the Term Loan at any time, in whole or in part, together with accrued interest thereon through such date, plus the Prepayment Premium, if applicable, and any other unpaid fees, charges or other amounts accrued and owing to Lender as of such date.

2.1.4        Prepayments at Option of the Lender. In the event that the Borrower or any of its Subsidiaries receives Net Cash Proceeds in respect of any Disposition of a Non-Core Entity or any Property of a Non-Core Entity, then, not later than the third Business Day following the receipt of such Net Cash Proceeds, the Borrower shall offer (the “Prepayment Offer”) the Lenders to prepay the Term Loan in an amount equal to 100% of such Net Cash Proceeds from each such Disposition (the “Prepayment Amount”); provided, that with respect to the sale of Acreage Florida, Inc., the Prepayment Amount shall equal 50% of the Net Cash Proceeds from such Disposition. Upon receipt of a Prepayment Offer, each Lender shall have a period of five (5) days (the “Offer Period”) to provide written notice (the “Offer Response”) to the Borrower as to whether such Lender will require the Borrower to pay the Prepayment Amount to such Lender. For the avoidance of doubt, and notwithstanding anything to the contrary contained in Article 10, each Lender has the right to decide for itself only whether it will require the Borrower to pay the Prepayment Amount, and no decision by any Lender is binding on any other Lender. In the event a Lender has not delivered an Offer Response during the Offer Period, such Lender shall be deemed to have elected not to require the Borrower to pay the applicable Prepayment Amount to such Lender and Borrower shall not be required to pay to such Lender any prepayment with respect to the applicable Disposition. If more than one Lender timely delivers an Offer Response requiring payment of a Prepayment Amount and the sum of the principal balance of, and accrued, unpaid interest on, the Notes held by such Lenders exceeds the Prepayment Amount, then each such Lender shall be entitled to its Pro-Rata Share of such Prepayment Amount. All prepayments shall be applied first to accrued, unpaid interest and then to principal. No Prepayment Premium shall be owing or payable in relation to any prepayment under this Section 2.1.4.

2.2              Borrowing. If the conditions set forth in Article 3 of this Agreement are met (or waived by Lender), each Lender, severally and not jointly, shall fund its Term Loan Commitment in its entirety to the Borrower on the Closing Date.

2.3              Note. The principal amount of the Term Loan funded by a Lender shall be evidenced by a promissory note issued by the Borrower to such Lender in substantially the form attached to this Agreement as Exhibit A. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note.

2.4              Interest. All Obligations shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate. Interest shall be compounded monthly and payable monthly in arrears on the first Business Day of each calendar month with respect to interest accrued during the preceding calendar month, except interest accrued during October, 2020 will be payable on December 1, 2020 together with the interest accrued during November, 2020. All accrued, unpaid interest shall be due and payable in full on the Maturity Date. All computations of interest shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed. Notwithstanding the foregoing, at the election of the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 8.1.4 exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loan and past due interest thereon, if any, from and after the date of occurrence of such Event of Default, at the Default Rate instead of the Interest Rate. All such interest shall be payable in cash on demand of by Agent or the Lenders.

2.5              Purpose. The proceeds of the Term Loan shall be used by the Borrower solely for (i) repayment of existing indebtedness, (ii) payment of transaction fees and expenses in connection with the Term Loan, (iii) the general working capital needs and corporate purposes of the Borrower and/or any of its Subsidiaries and (iv) payment of the Original Issue Discount.

2.6              Manner of Making Payments. All payments of monthly interest and principal shall be made by the Borrower to each Lender to the account or at the address of such Lender as specified by Agent, in United States Dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any Taxes or other payments. The amount payable to each Lender and information regarding the account of each Lender shall be provided by Agent to Borrower in a not less than five (5) Business Days prior to the date any such payment is due and payable hereunder.

2.7              Increase in Term Loan.

2.7.1        The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Lenders (the “Initial Increase Notice”), request an increase in the Term Loan by up to an amount equal to Thirty-Five Million Dollars less the principal amount of the Term Loan Amount (the “Initial Increase”), provided (i) no Default or Event of Default exists at the time of such request or at the time of the funding or would exist after giving effect to such increase, (ii) all of the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) at such times, and (iii) such request is accompanied by a Compliance Certificate (clauses (i) through (iii) being the “Initial Increase Conditions”). The terms of the Initial Increase shall be the same as the terms of the Term Loan Amount and shall be governed by the Loan Documents, except the Interest Rate (and/or the Default Rate) and the amount of the Original Issue Discount, if any, applicable to the Initial Increase shall be subject to negotiation and agreement between the Borrower and those Persons funding the Initial Increase. For the avoidance of doubt, the Initial Increase shall not be subject to amortization and the scheduled maturity date applicable thereto shall be the Maturity Date. The Initial Increase Notice shall set forth the Interest Rate, Default Rate and Original Issue Discount, if any, that the Borrower proposes to pay in connection with the Initial Increase (the “Initial Increase Terms”).

(a)               If the Borrower issues the Initial Increase Notice and the Initial Increase Conditions are satisfied, then each Lender has the right, but not the obligation, to accept the Initial Increase Terms and to advance its Pro-Rata Share of the Initial Increase to the Borrower in cash by no later than the tenth Business Day following the date of the Initial Increase Notice (the “Initial Increase Funding Deadline”). If one or more Lenders fails to advance its Pro-Rata Share of the Initial Increase at the Initial Increase Terms, then any other Lender shall have the right, but not the obligation, to increase its share of the funding of the Initial Increase at the Initial Increase Terms. For the avoidance of doubt, and notwithstanding anything to the contrary contained in Article 10, each Lender has the right to decide for itself only whether it will fund an advance of the Initial Increase and whether it will accept or reject the Initial Increase Terms or other terms, and no decision by any Lender is binding on any other Lender.

(b)               If the Lenders do not fund any or all of the Initial Increase by the Initial Increase Funding Deadline, then the Borrower may seek funding from other Persons (“Additional Lenders”) selected by the Borrower, provided that the Borrower may not offer or accept Initial Increase funding to or from an Additional Lender on terms that are more favorable to such Additional Lender than the Initial Increase Terms (the “More Favorable Initial Increase Terms”) unless the Borrower first offers the More Favorable Initial Increase Terms to the Lenders as provided in the following paragraph.

(c)               If the Borrower elects to offer More Favorable Initial Increase Terms, the Borrower shall give written notice thereof to the Lenders (an “Updated Initial Increase Notice”) setting forth the More Favorable Initial Increase Terms and the unadvanced portion of the Initial Increase. Upon receipt of an Updated Initial Increase Notice, each Lender has the right, but not the obligation, to accept the More Favorable Initial Increase Terms and to advance its Pro-Rata Share of the unadvanced portion of the Initial Increase to the Borrower in cash by no later than the fifth Business Day following the date of the Updated Initial Increase Notice (the “Updated Initial Increase Funding Deadline”). If one or more Lenders fails to advance its Pro-Rata Share of the unadvanced portion of the Initial Increase at the More Favorable Initial Increase Terms, then any other Lender shall have the right, but not the obligation, to increase its share of the funding of the unadvanced portion of the Initial Increase at the More Favorable Initial Increase Terms.

(d)               If the Lenders do not fund the entire unadvanced portion of the Initial Increase at the More Favorable Initial Increase Terms by the Updated Initial Increase Funding Deadline, then the Borrower may seek funding from Additional Lenders at the More Favorable Initial Increase Terms. Borrower may not offer or accept Initial Increase funding to or from an Additional Lender on terms that are more favorable to such Additional Lender than the More Favorable Initial Increase Terms unless the process above is repeated with respect to the even more favorable terms. The parties acknowledge that the procedure set forth above may result in the Initial Increase being advanced at an Interest Rate, Default Rate and Original Issue Discount that differ from the corresponding terms of the Term Loan Amount and may also result in the Interest Rate, Default Rate and Original Issue Discount applicable to the Initial Increase varying among the Lenders and/or Additional Lenders depending on whether the Initial Increase Terms, More Favorable Initial Increase Terms (or even more favorable terms) are offered and accepted by the parties.

(e)               Prior to funding an advance of the Initial Increase, (i) an Additional Lender shall certify in writing to the Borrower that such Person is not aware of anything in the background or record of such Person (or its officers, directors and principals, if applicable) that would preclude such Person from obtaining the Cannabis Lien Approvals from the applicable Governmental Authorities in the Approval Required States, and (ii) if such Person is rejected by any such applicable Governmental Authority, such Person shall agree in writing to sell its portion of the Term Loan in accordance with Section 9.13, which sale shall be completed within thirty (30) days from such rejection.

(f)                Prior to funding its portion of the Initial Increase, an Additional Lender shall execute and deliver an Administrative Questionnaire, which shall be delivered to Agent, and a joinder to this Agreement substantially in the form of Exhibit C (the “Loan Agreement Joinder”) and shall thereupon constitute a “Lender” under this Agreement. In no event shall the aggregate amount funded pursuant to this Section 2.7.1 exceed the Initial Increase. The principal amount of the Initial Increase funded by a Lender shall be evidenced by a Note issued by the Borrower to such Lender in substantially the form attached to this Agreement as Exhibit A, except each such Note shall reflect the Interest Rate, Default Rate and Original Issue Discount as determined in accordance with the procedure described above. A copy of each such Note shall be delivered to Agent and the Lenders. As an additional conditional precedent to the advance of the Initial Increase or any portion thereof, the Guarantors shall execute and deliver an affirmation of the Guaranty in form reasonably satisfactory to the Lenders pursuant to which the Guarantors affirm that the Guaranty applies to the Initial Increase, in addition to the Term Loan Amount.

(g)               The proceeds of the Initial Increase shall be used by the Borrower solely for (i) repayment of existing Debt, (ii) payment of transaction fees and expenses in connection with the Initial Increase, (iii) the general working capital needs and corporate purposes of the Borrower and/or any of its Subsidiaries, and (iv) to fund Investments as and to the extent permitted by this Agreement.

2.7.2        If the Borrower satisfies the conditions set forth in clauses (a) through (d) below, then the Borrower may at any time and from time to time thereafter, upon prior written notice by the Borrower to the Lenders, request an additional increase to the Term Loan by up Thirty-Five Million Dollars ($35,000,000) (the “Additional Increase”) thereby bringing the Term Loan to Seventy Million Dollars ($70,000,000), provided (i) no Default or Event of Default exists at the time of such request or at the time of the funding or would exist after giving effect to such increase, (ii) all of the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) at such times and (iii) such request is accompanied by a Compliance Certificate (the preceding clauses (i) through (iii) and clauses (a) through (d) of Section 2.7.3 being the “Additional Increase Conditions”). The terms of the Additional Increase shall be the same as the terms of the Term Loan Amount and shall be governed by the Loan Documents, except the Interest Rate (and/or the Default Rate) and the amount of the Original Issue Discount, if any, applicable to the Additional Increase shall be subject to negotiation and agreement between the Borrower and those Persons funding the Initial Increase. For the avoidance of doubt, the Additional Increase shall not be subject to amortization and the scheduled maturity date applicable thereto shall be the Maturity Date. The Additional Increase Notice shall set forth the Interest Rate, Default Rate and Original Issue Discount, if any, that the Borrower proposes to pay in connection with the Additional Increase (the “Additional Increase Terms”).

(a)               If the Borrower issues the Additional Increase Notice and the Additional Increase Conditions are satisfied, then each Lender has the right, but not the obligation, to accept the Additional Increase Terms and to advance its Pro-Rata Share of the Additional Increase to the Borrower in cash by no later than the tenth Business Day following the date of the Additional Increase Notice (the “Additional Increase Funding Deadline”). If one or more Lenders fails to advance its Pro-Rata Share of the Additional Increase at the Additional Increase Terms, then any other Lender shall have the right, but not the obligation, to increase its share of the funding of the Additional Increase at the Additional Increase Terms. For the avoidance of doubt, and notwithstanding anything to the contrary contained in Article 10, each Lender has the right to decide for itself only whether it will fund an advance of the Additional Increase and whether it will accept or reject the Additional Increase Terms or other terms, and no decision by any Lender is binding on any other Lender.

(b)               If the Lenders do not fund any or all of the Additional Increase by the Additional Increase Funding Deadline, then the Borrower may seek funding from other Persons (“Additional Lenders”) selected by the Borrower, provided that the Borrower may not offer or accept Additional Increase funding to or from an Additional Lender on terms that are more favorable to such Additional Lender than the Additional Increase Terms (the “More Favorable Additional Increase Terms”) unless the Borrower first offers the More Favorable Additional Increase Terms to the Lenders as provided in the following paragraph.

(c)               If the Borrower elects to offer More Favorable Additional Increase Terms, the Borrower shall give written notice thereof to the Lenders (an “Updated Additional Increase Notice”) setting forth the More Favorable Additional Increase Terms and the unadvanced portion of the Additional Increase. Upon receipt of an Updated Additional Increase Notice, each Lender has the right, but not the obligation, to accept the More Favorable Additional Increase Terms and to advance its Pro-Rata Share of the unadvanced portion of the Additional Increase to the Borrower in cash by no later than the fifth Business Day following the date of the Updated Additional Increase Notice (the “Updated Additional Increase Funding Deadline”). If one or more Lenders fails to advance its Pro-Rata Share of the unadvanced portion of the Additional Increase at the More Favorable Additional Increase Terms, then any other Lender shall have the right, but not the obligation, to increase its share of the funding of the unadvanced portion of the Additional Increase at the More Favorable Additional Increase Terms.

(d)               If the Lenders do not fund the entire unadvanced portion of the Additional Increase at the More Favorable Additional Increase Terms by the Updated Additional Increase Funding Deadline, then the Borrower may seek funding from Additional Lenders at the More Favorable Additional Increase Terms. Borrower may not offer or accept Additional Increase funding to or from an Additional Lender on terms that are more favorable to such Additional Lender than the More Favorable Additional Increase Terms unless the process above is repeated with respect to the even more favorable terms. The parties acknowledge that the procedure set forth above may result in the Additional Increase being advanced at an Interest Rate, Default Rate and Original Issue Discount that differ from the corresponding terms of the Term Loan Amount and may also result in the Interest Rate, Default Rate and Original Issue Discount applicable to the Additional Increase varying among the Lenders and/or Additional Lenders depending on whether the Additional Increase Terms, More Favorable Additional Increase Terms (or even more favorable terms) are offered and accepted by the parties.

(e)               Prior to funding an advance of the Initial Increase, (i) an Additional Lender shall certify in writing to the Borrower that such Person is not aware of anything in the background or record of such Person (or its officers, directors and principals, if applicable) that would preclude such Person from obtaining the Cannabis Lien Approvals from the applicable Governmental Authorities in the Approval Required States, and (ii) if such Person is rejected by any such applicable Governmental Authority, such Person shall agree in writing to sell its portion of the Term Loan in accordance with Section 9.13, which sale shall be completed within thirty (30) days from such rejection.

(f)                Prior to funding its portion of the Additional Increase, an Additional Lender shall execute and deliver an Administrative Questionnaire, which shall be delivered to Agent, and a Loan Agreement Joinder, and shall thereupon constitute a “Lender” under this Agreement. In no event shall the aggregate amount funded pursuant to this Section 2.7.2 exceed $35,000,000. The principal amount of the Additional Increase funded by a Lender shall be evidenced by a Note issued by the Borrower to such Lender in substantially the form attached to this Agreement as Exhibit A, except each such Note shall reflect the Interest Rate, Default Rate and Original Issue Discount as determined in accordance with the procedure described above. A copy of each such Note shall be delivered to Agent and the Lenders. As an additional conditional precedent to the advance of the Additional Increase or any portion thereof, the Guarantors shall execute and deliver an affirmation of the Guaranty in form reasonably satisfactory to the Lenders pursuant to which the Guarantors affirm that the Guaranty applies to the Additional Increase, in addition to the Initial Increase and the Term Loan Amount.

(g)               The proceeds of the Initial Increase shall be used by the Borrower solely for (i) repayment of existing Debt, (ii) payment of transaction fees and expenses in connection with the Initial Increase, (iii) the general working capital needs and corporate purposes of the Borrower and/or any of its Subsidiaries, and (iv) to fund Investments as and to the extent permitted by this Agreement.

2.7.3        In no event shall the Borrower request the Additional Increase or any portion thereof until the following conditions have been satisfied:

(a)               The annualized Adjusted EBITDA of the Parent and its Subsidiaries (other than Universal Hemp LLC), taken as a whole, shall be at least $30 Million based on the trailing Adjusted EBITDA of two consecutive fiscal quarters (trailing two fiscal quarters times two);

(b)               Borrower and its Subsidiaries, taken as a whole, shall have received Net Cash Proceeds of at least $30 Million Dollars from Dispositions of Non-Core Entities or the Property owned by Non-Core Entities;

(c)               Borrower shall have fully completed the buildout/expansion of the Illinois Facility; and

(d)               Borrower shall have hired a new permanent chief executive officer.

Article 3
CONDITIONS TO FUNDING

3.1              Conditions to Funding. Each Lender, severally and not jointly, shall be required to fund its entire Term Loan Commitment on the Closing Date if the following conditions are satisfied or waived in writing:

3.1.1        Execution of this Agreement. The Borrower and the Lenders and Agent shall each have duly executed and delivered this Agreement.

3.1.2        Note. The Borrower shall have delivered a duly executed Note to each Lender.

3.1.3        Pledge Agreement. Borrower, the Guarantors and Agent shall have duly executed and delivered to the Lenders the Pledge Agreements.

3.1.4        Security Agreement. Borrower, the Guarantors and Agent shall have duly executed and delivered to the Lenders the Security Agreement.

3.1.5        Guaranty. Guarantors shall have delivered a duly executed and delivered to Agent and the Lenders the Guaranty.

3.1.6        Mortgage. The Lenders are satisfied that the Mortgages will be duly recorded as a duly perfected first priority lien against the Mortgaged Property, [REDACTED – COMMERCIALLY SENSITIVE].

3.1.7        No Default. There shall not exist a Default or Event of Default.

3.1.8        Evidence of Insurance. The Lenders shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to the Loan Documents is in full force and effect, together with endorsements naming Agent, for the benefit of the Lenders, as additional insured, lenders’ loss payee and mortgagee thereunder to the extent required under the Loan Documents.

3.1.9        Refinancing of Existing Debt. After giving effect to the funding of the Term Loan, no Loan Party shall have any Debt other than Debt permitted pursuant to Section 6.3.

3.1.10    Subordination Agreement. All Intercompany Debt existing as of the date hereof shall be subordinated to the payment of the Term Loan pursuant to subordination agreements between the respective parties to the Intercompany Debt and Agent on behalf of the Lenders substantially in the form of Exhibit G hereto. Notwithstanding anything to the contrary herein, if such Subordination Agreements are not executed and delivered on or prior to the Closing Date, they shall be executed and delivered within thirty (30) days following the Closing Date.

3.1.11    No Litigation. There shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Term Loans;

3.1.12    Expenses. Agent and the Lenders shall have received payment for all fees and expenses required to be paid on the Closing Date pursuant to any Loan Document, including, in the case of Agent, the fees of its counsel, Stroock & Stroock & Levan LLP

3.1.13    Other Items. Agent and the Lenders shall have received the other agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit D, except those items marked on Exhibit D to be delivered post-Closing. The Borrower shall deliver the post-Closing items by November 15, 2020, except as otherwise provided in Section 3.1.15. The Borrower shall cause the Mortgages to be recorded immediately following the Closing [REDACTED – COMMERCIALLY SENSITIVE].

3.1.14    Canopy Waivers. Canopy shall have waived the following restrictions as applied to this Agreement and the other Loan Documents: the restrictions contained in (i) Section 4.1(3)(k)(v) of the Canopy Arrangement agreement with respect to entering into a Contract for Company Debt with a principal amount of more than $10,000,000 or a Cost of Capital greater than 30.0% per annum; and (ii) Section 4.1(3)(k)(iii) of the Canopy Arrangement Agreement with respect to a prepayment fee greater than 3.0% of the principal amount to be repaid.

3.1.15              Trademark License. Acreage IP Holdings LLC, a Nevada limited liability company (“Acreage IP”), and its Affiliates, as applicable, shall execute and deliver an irrevocable (subject to the terms below) license to Agent for the benefit of the Lenders to use, from and after the exercise of remedies following an Event of Default, the Trademarks owned by Acreage IP and such Affiliates (and expressly excluding any Trademarks owned by Canopy and its Subsidiaries) and used in connection with the retail sale of products in the Core States, which license shall be non-exclusive (the “License Agreement”). The License Agreement shall provide that, notwithstanding such non-exclusivity, the licensor shall not grant to third parties a license to use the Trademarks in a Core State during the “term” of the License Agreement for such Core State. For a Core State, the “term” of the License Agreement shall be the period commencing on the exercise of remedies following an Event of Default with respect to the Collateral used in such Core State and ending on the fifth anniversary of the date Agent or its nominee, on behalf of the Lenders, or a third-party, obtains title to the Collateral used in such Core State as a result of such exercise (such fifth anniversary date for a Core State being its “Termination Date”). The restriction contained in the second sentence of this paragraph shall not apply in a Core State prior to the commencement of the “term” applicable to such Core State. The License Agreement will expressly state that it will terminate upon satisfaction of the Obligations by the Borrower, whether the Obligations are satisfied prior to an Event of Default or after an Event of Default. If the Obligations are not satisfied and Agent exercises remedies following an Event of Default, then the License Agreement will terminate with respect to a Core State on its Termination Date. The License Agreement will also provide that the licensee’s right to use the Trademarks is limited to those Loan Parties and/or their Collateral with respect to which Agent and the Lenders exercise remedies following an Event of Default. The License Agreement shall be reasonably acceptable to the Borrower and the Lenders. Notwithstanding anything to the contrary herein, if the License Agreement is not executed and delivered on or prior to the Closing Date, it shall be executed and delivered within thirty (30) days following the Closing Date.

3.1.16    Notice of Borrowing. The Borrower shall have submitted a Notice of Borrowing to Agent.

3.1.17    Agent Fee Letter. The Borrower and Agent shall have executed and delivered the Agent Fee Letter.

3.2              Original Issue Discount. The Term Loan to be advanced by the Lenders shall be made to the Borrower at an original issue discount of, (i) in the case of the amount of the Term Loan advanced on the Closing Date 3.00% of the Term Loan Amount (for greater certainty, being $600,000 if the Term Loan Amount is $20,000,000), and (ii) in the case of the Initial Increase and the Additional Increase, such amount as shall be agreed to between the Borrower and the Persons funding the Initial Increase and the Additional Increase, as the case may be, as set forth in Section 2.7.1 and Section 2.7.2, which original issue discount shall not be credited against the interest payable pursuant to Section 2.4 but shall constitute additional interest paid in advance. Such additional interest represents an annual interest rate for the purposes of applicable Law on the Term Loan in an amount equal to the original issue discount divided by the number of days from the Closing Date, in the case of the Term Loan Amount, and from the applicable date of funding, in the case of the Initial Increase and the Additional Increase, to the Maturity Date, multiplied by 365 (“Original Issue Discount”).

Article 4
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Term Loan contemplated by this Agreement, the Borrower hereby makes the following representations and warranties:

4.1              Status. Each of the Loan Parties is a corporation or limited liability company duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. Each of the Loan Parties is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect.

4.2              Power and Authority; Enforceability. Each of the Loan Parties has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Loan Documents to which it is a party.

4.3              Conflict with Other Instruments. The execution and delivery by each of the Loan Parties and the performance by each of them of their respective obligations under, and compliance with the terms, conditions and provisions of, the Loan Documents to which they are a party will not conflict with or result in a breach of any of the terms or conditions of (i) their respective Organizational Documents, (ii) any applicable Law in any material respect, or (iii) any material contractual restriction binding on or affecting them or their respective assets.

4.4              Corporate Action, Governmental Approvals, etc. The execution and delivery of each of the Loan Documents by each of the Loan Parties, in each case, to the extent a party thereto and the performance by each of the Loan Parties of their respective obligations under the Loan Documents, in each case, to the extent a party thereto have been duly authorized by all necessary corporate or other action. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Loan Documents except as are in full force and effect, unamended, at the date of this Agreement and except in connection with any required regulatory approval.

4.5              Execution and Binding Obligation. This Agreement and the other Loan Documents have been duly executed and delivered by each of the Loan Parties, in each case, to the extent a party thereto and constitute legal, valid and binding obligations of such Loan Party enforceable against them in accordance with their respective terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

4.6              Authorizations, etc. Each of the Loan Parties possesses all authorizations, permits, consents, registrations and approvals necessary to properly conduct their respective businesses, to enter into the Loan Documents, or encumber the Collateral pursuant to the Security Documents, or to consummate the transactions contemplated herein, and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such authorizations, permits, consents, registrations or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.7              Compliance with Laws. Each of the Loan Parties is in compliance with all applicable Laws except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Loan Documents and the transactions contemplated thereby are in compliance with all securities related Laws applicable to the Borrower.

4.8              No Default Under Organization Documents. No Loan Party is in violation of its Organizational Documents if such violation would reasonably be expected to have a Material Adverse Effect.

4.9              Books and Records. All books and records of each of the Loan Parties have been fully, properly and accurately kept and completed in accordance with GAAP, where applicable, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The books and records and other data and information of the Loan Parties are available to the Lenders in the ordinary course of their respective businesses.

4.10          Tax Liability. Each of the Loan Parties has filed all Tax and information returns which are required to be filed. Each of the Loan Parties has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by any of them other than those in respect of which liability based on such returns or assessments is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP, and all Taxes that any Governmental Authority is currently entitled to collect in respect of such contest, if any, have been paid. Adequate provision for payment has been made for Taxes not yet due. There are no disputes with respect to Taxes existing or pending involving any of the Loan Parties or their respective businesses which would reasonably be expected to have a Material Adverse Effect.

4.11          Solvency. The Loan Parties taken as a whole are Solvent and will be Solvent after giving effect to the disbursement of the proceeds of the Term Loan.

4.12          Litigation. Other than as set forth in Schedule 4.12, there is no action, suit, arbitration or proceeding pending, taken or to the Borrower’s knowledge, threatened in writing before or by any Governmental Authority or arbitrator or by or against any elected or appointed public official or private person in Canada or elsewhere, which (i) challenges, or to the knowledge of the Borrower, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Loan Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) would reasonably be expected to have a Material Adverse Effect.

4.13          No Default. No Default or Event of Default has occurred and is continuing or would reasonably be expected to arise immediately after giving effect to or as a result of the Term Loan pursuant to this Agreement.

4.14          ERISA Compliance.

4.14.1    As of the Closing Date, there are no all Title IV Plans or Multiemployer Plans. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other applicable Law so qualifies, (ii) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other applicable Law, (iii) there are no existing or pending (or to the knowledge of the Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which a Loan Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (iv) no ERISA Event has occurred or is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of a Loan Party remain outstanding.

4.14.2    None of the Loan Parties has a Benefit Plan, and none of the assets of the Loan Parties are or will become “plan assets” of any Benefit Plan or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the Loan Parties is subject to non-U.S. or state statutes regulating investments and fiduciary obligations with respect to Benefit Plans or governmental plans. Neither the execution of this Agreement nor the making of advance hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. None of the Loan Parties is subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

4.15          Use of Proceeds; Margin Regulations. The proceeds of the Term Loan are intended to be and shall be used solely for the purposes set forth in and permitted by Sections 2.5 and 2.7, as applicable. No Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, except as set forth on Schedule 4.15, no Loan Party owns any Margin Stock.

4.16          Regulated Entities. None of any Loan Parties, or any Subsidiary of any Loan Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents to which it is a party.

4.17          Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.17, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and (c) no such representative has sought certification or recognition with respect to any employee of any Loan Party.

4.18          Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property that is material to its business as currently conducted. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of each Loan Party does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Loan Party in, or relating to, any Intellectual Property, other than any Intellectual Property that is not material to its business as currently conducted.

4.19          Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 4.19 and except for fees payable to Lender, none of Loan Parties has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.20          Jurisdiction of Organization; Chief Executive Office. Schedule 4.20 lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 4.20 also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Closing Date. The organizational chart included in Schedule 4.20 accurately reflects the ownership structure of the Loan Parties.

4.21          Anti-Terrorism, Anti-Corruption Laws. None of the Loan Parties is a Sanctioned Person or is in violation of any Anti-Terrorism Law or Sanction, or deals in property or interests in property, or otherwise engages in any transaction, prohibited by any Anti-Terrorism Law or Sanction. None of the proceeds of the Term Loan (i) will be used by, on behalf of, or for the benefit of, any Person other than any Loan Party or any Subsidiary thereof, (ii) will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Corruption of Foreign Public Officials Act (Canada), or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any Loan Party, or (iii) will be used in a manner that would result in a violation of any Sanctions, section 462.31(1) of the Criminal Code and/or any applicable Law. None of the Obligations and none of the other amounts payable under this Agreement will be paid by any of the Loan Parties with any property or proceeds of any property that was obtained or derived directly or indirectly as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code). Each of the Loan Parties has taken measures appropriate to the circumstances (in any event as required by applicable Law) to ensure that each of the Loan Parties is and will continue to be in compliance with such applicable anti-corruption laws, rules and regulations and Anti-Terrorism Laws.

4.22          Cannabis Licenses. As of the Closing Date, the Cannabis Licenses are valid, current, and in compliance with all Laws and Borrower has delivered true and correct copies of each Cannabis License to the Lenders. As of the Closing Date, no Loan Party has received written notice from any Governmental Authority suspending, revoking or terminating a Cannabis License, threatening to suspend, revoke or terminate a Cannabis License, or seeking to investigate any possible non-compliance with respect to a Cannabis License. No Loan Party has applied for or is currently seeking approval of any new Cannabis License other than the Cannabis Licenses set forth on Schedule III; provided that, with respect to a suspension or threat of suspension of a Cannabis License, the foregoing representation applies only to a suspension or threat thereof that the Parent is required to report in a public filing to the Securities and Exchange Commission or the Ontario Securities Commission.

4.23          Collateral. All Property located in the Core States is owned by a Core Entity. There is no Property located in a Core State that is not owned by a Core Entity. Schedule 4.23(A) lists all of the real property owned, leased, subleased or otherwise operated or occupied by any Loan Party as of the Closing Date, including all Mortgaged Property (the “Real Estate”). Each applicable Loan Party has good record title or valid leasehold interests in the Real Estate and personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. Except as set forth on Schedule 4.23(B), no party other than the Loan Parties have any interest in, nor any option, right of first refusal or right of first offer in connection with any interest in any of the Material Property. None of the Property of any Loan Party is subject to any Liens other than (a) Permitted Liens and (b) that certain Lien encumbering the Cannabis License held by Prime Wellness of Pennsylvania, LLC (Permit No. GP-1005-17) (“Pennsylvania Lien”).

4.24          Material Contracts. As of the Closing Date, Schedule 4.24 lists all Material Contracts. Each Material Contract is in full force and effect and has not been modified, supplemented, or amended except as set forth on Schedule 4.24, and no Loan Party has received written notice of termination of any Material Contract. No default has occurred and is continuing or would reasonably be expected to arise under any Material Contract. Borrower has delivered true and correct copies of all Material Contracts to Lender. None of the Material Contracts is subject to any Liens other than Permitted Liens.

4.25          Financial Condition. (a) Each of (i) the audited consolidated balance sheet of the Loan Parties dated December 31, 2019, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Parent dated June 30, 2020 and the related unaudited consolidated statements of income, and cash flows for the three fiscal months then ended:

(x)       were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby; and

(y)       present fairly in all material respects the consolidated financial condition of the Parent as of the dates thereof and results of operations for the periods covered thereby.

(b)       Since June 30, 2020, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.

(c)       All financial performance projections delivered to the Lenders, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

4.26          Environmental Matters. Except as specifically disclosed in Schedule 4.26 and except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, each Loan Party (a) is and has been in compliance with all applicable Environmental Laws, including all requirements relating to underground storage tanks and the use, presence, storage and transport of Hazardous Material; (b) has obtained and maintain in full force and effect all Permits required by any Governmental Authority or applicable Environmental Law for the occupancy of the Real Estate and the operation of the business as currently conducted, (c) is not party to, and no Real Estate currently (or to the knowledge of the Borrower) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of the Borrower, threatened, order, decree, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law that has not been fully and finally remedied (or remediated) in compliance with all Environmental Laws and to the satisfaction of applicable Governmental Authorities, (d) is not subject to any order by any Governmental Authority or requirement of Environmental Law to investigate, remediate or otherwise address any Release of any Hazardous Material at, on or from any Real Estate; (e) has not caused or suffered to occur, and has no knowledge of, a Release of Hazardous Materials that has not been remedied (or remediated) in compliance with all Environmental Laws and to the satisfaction of applicable Governmental Authorities at, on or from any Real Estate or for which any Loan Party is liable; (f) does not currently own, lease, sublease, operate or otherwise occupy (or to the knowledge the Borrower, has not previously owned, leased, subleased, operated or otherwise occupied real property that is contaminated by any Hazardous Material that has not been remedied (or remediated) in compliance with all Environmental Laws and to the satisfaction of applicable Governmental Authorities; (g) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any written information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act or similar Environmental Laws; and (h) has made available to Lenders and their agents copies of all material reports, investigations, laboratory results, audits, and communications with Governmental Authorities regarding environmental matters, including those relating to the storage, presence or Release of Hazardous Material, with respect to the Real Estate.

4.27          Liens. Schedule 4.27 lists all Liens securing Debt outstanding on the Closing Date and encumbering any Property of the Loan Parties.

4.28          Third-Party Debt. Schedule 4.28 sets forth all Debt held by third-parties and outstanding on the Closing Date. No Loan Party is in default under any such Debt.

4.29          Intercompany Debt. Schedule 4.29 sets forth all Debt held by one or more of the Loan Parties (“Intercompany Debt”). No Loan Party is in default under any Intercompany Debt. The Intercompany Debt is unsecured.

Article 5
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Maturity Date:

5.1              Financial Statements. The Borrower shall maintain, and shall cause each other Loan Party to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). Borrower shall deliver to the Lenders by electronic transmission and in detail reasonably satisfactory to the Lenders, promptly after the same are filed or submitted, any financial statements or regular, periodic or special reports which the Parent files with or submits to, the Securities and Exchange Commission or any successor or similar Governmental Authority, and in addition the Borrower shall deliver the following to Agent:

5.1.1        concurrently with the delivery of the financial statements or reports referred to in Section 5.1, a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower, and such Compliance Certificate shall include calculations demonstrating compliance with the financial covenants set forth in Article 7;

5.1.2        promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Parent made by such accountants; and

5.1.3        promptly, such additional business, financial, corporate affairs, perfection certificates and other information as any Lender may from time to time reasonably request;

5.2              Notices. Borrower shall notify promptly the Lenders of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof):

5.2.1        the occurrence or existence of any Default or Event of Default;

5.2.2        any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Loan Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including any notice from a Governmental Entity threatening to revoke, suspend or terminate a Cannabis License, or revoking, suspending or terminating a Cannabis License, or seeking to investigate any possible non-compliance with a Cannabis License, and the steps, if any, such Person has taken, is taking or proposes to take in respect of any such suspension, revocation, termination or threat thereof or any such non-compliance; provided that, with respect to a suspension or threat of suspension of a Cannabis License, the foregoing notice requirement applies only to a suspension or threat thereof that the Parent is required to report in a public filing to the Securities and Exchange Commission or the Ontario Securities Commission;

5.2.3        (x) the occurrence or existence of any breach, violation or non-performance of, or any default under, the expiration or termination of, or any non-compliance with, any Material Contract, or (y) the occurrence or existence of any breach, violation of, or any non-compliance with, any Law that, in each case under clause (x) or (y) above, would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and including a description of such breach, non-performance, default, expiration, termination violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

5.2.4        the commencement of any litigation or proceeding, or any material development in any litigation or proceeding, affecting any Loan Party or its respective property (i) which would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

5.2.5        (i) (A) the occurrence of an unpermitted Release, (B) any written notice of violation of, or the existence of any condition that would reasonably be expected to result in violations of or liability under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, or (ii) any written requirement by any Governmental Authority or under any Environmental Law to investigate, remediate or otherwise address any actual or threatened Release of Hazardous Material at, on, or from any Real Estate;

5.2.6        (i) on or prior to any filing by any Loan Party, or promptly upon Borrower obtaining knowledge of the filing by any ERISA Affiliate, of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any Loan Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any Loan Party knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

5.2.7        any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Lenders pursuant to this Agreement;

5.2.8        any material change in accounting policies or financial reporting practices by the Parent; and

5.2.9        the occurrence of (i) any Disposition of Non-Core Entities or the assets thereof, (ii) any Permitted Refinancing, (iii) any Acquisition or Investment, and (iv) any Merger involving a Loan Party.

5.3              Preservation of Corporate Existence. Borrower shall, and shall cause each other Loan Party to:

5.3.1        preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by the terms of this Agreement; and

5.3.2        preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the normal conduct of its business except as permitted by the terms of this Agreement.

5.4              Maintenance of Property, Cannabis Licenses. Except as otherwise permitted by this Agreement, Borrower shall (and shall cause each other Loan Party to), maintain and preserve all its Property which is used or useful in its business (including, but not limited to, the Material Property) in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Until the Maturity Date, Borrower shall cause the Loan Parties to maintain the Cannabis Licenses in compliance in all material respects with all Laws and free from Liens, to renew any Cannabis License before its expiration date, and to otherwise take all actions reasonably required to maintain the Cannabis Licenses in good standing.

5.5              Payment of Tax Obligations. Borrower shall (and shall cause each other Loan Party to) pay, discharge and perform as the same shall become due and payable or required to be performed all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

5.6              Prompt Payment. The Borrower will pay or cause to be paid all Obligations and other amounts payable under the Loan Documents punctually when due.

5.7              Permitted Uses. The Borrower shall use the proceeds of the Term Loan hereunder only for the purposes permitted pursuant to Section 2.5 or 2.7, as applicable.

5.8              Compliance with Applicable Laws, etc. Borrower shall, and shall cause each other Loan Party to, comply with the requirements of all applicable Laws except where non-compliance with any such requirement of applicable Law would not reasonably be expected to have a Material Adverse Effect.

5.9              Payment of Taxes and Claims. The Borrower shall pay or cause to be paid, when due, (i) all Taxes imposed upon it or upon its income, sales, capital or profit or any other assets belonging to it before the same becomes delinquent or in default, and (ii) all claims which, if unpaid, would by applicable Law become a Lien upon the assets of any of Loan Party, except any such Tax or claim which is being contested in good faith and by proper proceedings and in respect of which such Loan Party have established adequate reserves in accordance with GAAP or which are Permitted Liens.

5.10          Keeping of Books. Borrower shall (and shall cause each other Loan Party to), during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and any Lender shall have access at any and all times during the continuance thereof): (a) provide access to such Real Estate to any Lender and any of its Related Persons, as frequently as such Lender determines to be appropriate; and (b) permit any Lender and any of its Related Persons to inspect, and make extracts and copies from, all of such Loan Party’s books and records, in each instance, at the Borrower’s expense; provided the Borrower shall only be obligated to reimburse a Lender for the expenses of one such inspection by such Lender per calendar year or more frequently if an Event of Default has occurred and is continuing.

5.11          Anti-Terrorism Laws. Borrower shall (and shall cause each other Loan Party to) promptly provide all information with respect to the Loan Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Loan Parties, including supporting documentation and other evidence, as may be reasonably requested by a Lender, or any prospective assignee of a Lender, in order to comply with any applicable Anti-Terrorism Laws or such other applicable “know your client” laws and requirements, whether now or hereafter existence.

5.12          Non-Core Entities. If any Non-Core Entity (or the assets thereof) is not subject to a Disposition within 270 days of the Closing Date, then the Borrower shall, and shall cause the other applicable Loan Parties to, take such additional actions and execute such documents as Lender may reasonably require in order to subject the Stock in such Non-Core Entity and the assets of each such Non-Core Entity to the Liens created by the Security Documents and to perfect and maintain the validity, effectiveness and (to the extent required) priority of the Lien created by the Security Documents in such Non-Core Entities.

5.13          IL Grow Facility. [REDACTED COMMERCIALLY SENSITIVE]. Notwithstanding anything to the contrary in the foregoing, upon completion of the buildout/expansion of the Illinois Facility, Borrower (or the applicable Loan Party) shall have the right to sell the Illinois Facility to a third-party on market terms and lease back the Illinois Facility from such third-party on market terms (the “Illinois Facility Sale-Leaseback”), whereupon the Mortgage on the Illinois Facility shall be released, so long as the Net Cash Proceeds from such sale are applied by such Loan Party to the Primary Business.

5.14          Material Contracts. Borrower shall, and shall cause each other Loan Party to, comply in all material respects with the terms and provisions of each Material Contract, and shall cause such Material Contracts to be keep in full force and effect except for any termination or assignment made in connection with a Disposition permitted under Section 6.2. Borrower shall renew, or cause the applicable Loan Party to renew, each Material Contract prior to the expiration thereof, which renewal shall be at terms no less favorable to Borrower or the Loan Party than the terms in effect prior to such renewal.

5.15          Insurance. The Borrower shall, and shall cause each other Loan Party to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Each such policy of insurance shall (i) in the case of each liability policy, name Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a lender’s loss payable or mortgagee clause or endorsement that names Agent, on behalf of the Lenders, as the lender’s loss payee or mortgagee thereunder with respect to the Collateral and, to the extent reasonably available, provide for at least thirty (30) days’ prior written notice to Agent of any cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s request.

5.16          Pennsylvania Lien: The Borrower shall cause the Pennsylvania Lien to be removed upon satisfaction of the loan being secured by such lien.

5.17          Further Assurances.

5.17.1    At its cost and expense, upon the reasonable request of the Lenders, the Borrower shall, and shall cause each other Loan Party to, execute and deliver or cause to be executed and delivered to the Lenders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lenders to carry out more effectually the provisions and purposes of the Loan Documents.

5.17.2    The Borrower shall ensure that all written information, exhibits and reports furnished to the Lenders, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Lenders and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

5.17.3    Concurrently with the consummation of a Merger, an Acquisition or an Investment, the Borrower shall (and shall cause the applicable Loan Party to) subject any of the properties, rights or interests acquired by the Borrower or the applicable Loan Party in connection with such Merger, Acquisition or Investment to the Liens created by any of the Security Documents and to perfect such Liens.

5.17.4    Promptly upon request by the Lenders, the Borrower shall (and shall cause the other Loan Parties to): (ii) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (ii) to better assure, grant, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to Agent for the benefit of the Lenders under any Loan Document.

5.17.5    If a Cannabis License is issued by a Core State to an Affiliate of a Loan Party, the Borrower shall cause the applicable Affiliate to subject such Cannabis License to the Liens created by any of the Security Agreement and to perfect such Liens, and if a Cannabis License issued by a Core State is transferred by a Loan Party to an Affiliate of a Loan Party, the Borrower shall cause the parent of such Affiliate to subject the equity interests in such Affiliate to the Liens created by the Pledge Agreement.

5.18          Cooperation to Obtain Regulatory Approval. The Borrower shall, and shall cause the applicable Loan Parties to, promptly following the initial advance of the Term Loan, cooperate in good faith with Agent and the Lenders to seek, diligently pursue and obtain approvals and registrations from the applicable Governmental Authorities of the States of Connecticut, Illinois, Maine, New York, Ohio and Pennsylvania (the “Approval Required States”) for the granting of the Liens in favor of Agent for the benefit of the Lenders on the Cannabis Licenses issued by the Approval Required States and equity interests of the Loan Parties that hold the Cannabis Licenses (or applicable Management Services Agreements) (collectively, the “Cannabis Lien Approvals”). To that end, the Borrower shall, and shall cause the applicable Loan Parties to, cooperate in good faith with Agent and the Lenders to expeditiously obtain the Cannabis Lien Approvals from each of the Approval Required States and shall fully cooperate with Agent and Loan Parties with all requests, including taking all reasonably necessary actions, to obtain the Cannabis Lien Approvals until they are each obtained.  Such actions include, without limitation, submitting all required registrations or applications and information promptly upon request from the applicable Governmental Authorities.  Agent and each Lender further acknowledges that they are solely responsible for providing the personal information applicable to Agent and each Lender that is required to be furnished to applicable Governmental Authority in each Approval Required State and for completing in whole or in part the required registration and/or other applicable forms to be submitted thereto, and the cooperation of the Borrower and other Loan Parties shall be dependent on Agent and each Lender providing such personal information and completing such forms to the extent applicable.   The obligations of the Borrower set forth above with respect to the Cannabis Lien Approvals shall also apply to Additional Lenders and to assignees of a Lender under Section 9.13. If any Lender or Additional Lender is rejected by the applicable Governmental Authority in an Approval Required State, then such Lender or Approved Lender shall be required to sell its portion of the Term Loan in accordance with Section 9.13 within thirty (30) days following such rejection. If the failure to obtain a Cannabis Lien Approval results in the applicable Governmental Authority of an Approval Required State threatening in writing to revoke or terminate the Cannabis License issued by such state, then the grant of the Lien on such Cannabis License and on the equity interests of the Loan Party that holds such license (and on related regulated Collateral pertaining to such Loan Party) shall automatically be conditioned upon receipt of such Cannabis Lien Approval. Additionally, Borrower covenants that it shall, and shall cause the applicable Loan Party to, promptly following the initial advance of the Term Loan cooperate in good faith with Agent and the Lenders to pursue all approvals, consents or other available authorizations from or by applicable Governmental Authorities in Core State in which the Borrower and the Loan Parties operate so that Agent on behalf of Lenders may appoint a receiver and/or foreclose on the Collateral in the event the Lenders elect to exercise remedies under the Loan Documents following an Event of Default and acceleration of the maturity of Term Loan (collectively, the “Receiver/Foreclosure Preapprovals”). In the event a Governmental Authority in a Core State in which the Borrower and the Loan Parties operate does not grant a Receiver/Foreclosure Preapproval or such granted Receiver/Foreclosure Preapproval is not fully exercisable or in the event a Governmental Authority’s consent or approval, or registration with, is required for the appointment of a third party manager that exercises control over a licensed cannabis entity (such as a manager under a Management Services Agreement), the Borrower shall, and shall cause the Loan Parties to, fully cooperate with Agent and the Lenders to Agent, for the benefit of the Lenders, to obtain all outstanding or necessary approvals, consents and/or registrations as expeditiously as feasible, of or with the applicable Governmental Authorities in such Core State in which Borrower and the Loan Parties operate to permit Agent and/or the Lenders to cause the Cannabis Licenses, the equity interests in the License Entities, and/or the Management Services Agreement to be transferred to one or more Persons so identified by Agent and/or Lenders and to otherwise take all actions reasonably necessary to obtain the same.

Article 6
NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Maturity Date:

6.1              Limitations on Liens. No Loan Party shall directly or indirectly make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

6.1.1        any Lien existing on the Property of a Loan Party on the Closing Date and set forth in Schedule 4.27 securing Debt outstanding on such date, including replacement Liens on the Property currently subject to such Liens securing Debt, excluding the lien on equity interests of Prime Wellness of PA, LLC;

6.1.2        any Lien created under any Loan Document;

6.1.3        Liens for Taxes (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 5.10;

6.1.4        carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than thirty (30) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

6.1.5        Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

6.1.6        Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is stayed and the existence of such judgment does not constitute an Event of Default hereunder;

6.1.7        easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or in the aggregate, do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party;

6.1.8        any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

6.1.9        Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

6.1.10    non-exclusive Real Estate licenses and sublicenses granted by a Loan Party and leases and subleases (by a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

6.1.11    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

6.1.12    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law or contract encumbering deposits;

6.1.13    Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business;

6.1.14    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

6.1.15    Liens on unearned insurance premiums securing the financing thereof;

6.1.16    Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Party or any Subsidiary of any Loan Party or (ii) relating to purchase orders and other agreements entered into with customers of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business and consistent with past practices; and

6.1.17    any encumbrance or restriction on Stock in any Person that is not a wholly-owned Subsidiary, including any put and call arrangements, related to Stock in such Person set forth in the organizational documents of such Person or any related joint venture, shareholders’ or similar agreement.

6.2              Disposition of Assets. No Loan Party shall directly or indirectly Dispose of (whether in one or a series of transactions) any Property (including the Stock of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

6.2.1        Dispositions of inventory, goods or services or of worn-out obsolete, damaged or surplus equipment, all in the ordinary course of business;

6.2.2        (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents or cash into Cash Equivalents;

6.2.3        transactions permitted under Section 6.1.10;

6.2.4        the sale or issuance of the Stock in any Loan Party to any Loan Party;

6.2.5        the transfer of Property (i) by a Loan Party to a Loan Party or to a Subsidiary of a Loan Party, or (ii) by an Affiliate that is not a Loan Party to (A) a Loan Party for no more than fair market value or (B) any other Affiliate that is not a Loan Party;

6.2.6        Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

6.2.7        transactions permitted by Section 6.3;

6.2.8        Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof;

6.2.9        (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

6.2.10    Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding), so long as the Net Cash Proceeds are applied to the Obligations if requested by Lenders; it being understood that no Prepayment Premium shall be owing or payable in relation to any prepayment under this Section 6.2.10;

6.2.11    Any Dispositions of Non-Core Entities or the assets thereof;

6.2.12    leases or subleases of real property entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of any Loan Party;

6.2.13    any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind (but not otherwise constituting an Event of Default hereunder or other violation hereof), provided that such surrender or waiver would not reasonably be expected to and does not result in a Material Adverse Effect; or

6.2.14    the Illinois Facility Sale-Leaseback.

Notwithstanding anything to the contrary contained in this Agreement, the acquisition by Canopy of all or a portion of the shares of the Parent pursuant to the Canopy Arrangement Agreement is not prohibited by this Agreement.

6.3              Debt. No Loan Party shall directly or indirectly create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except:

6.3.1        the Obligations;

6.3.2        Debt existing on the Closing Date and set forth in Schedule 4.28, and any Permitted Refinancing thereof;

6.3.3        Intercompany Debt existing on the Closing Date and set forth in Schedule 4.29;

6.3.4        endorsements for collection or deposit in the ordinary course of business;

6.3.5        Debt arising under indemnity agreements to title insurers to cause such title insurers to issue to Lender title insurance policies;

6.3.6        Debt incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations; and

6.3.7        Debt owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds.

6.4              Compliance with ERISA. No ERISA Affiliate shall adopt or become obligated to contribute to any Title IV Plan or any Multiemployer Plan. Borrower shall make, and shall cause all ERISA Affiliates to make, all required contributions to any Title IV Plan and any Multiemployer Plan. No ERISA Affiliate shall cause or suffer to exist (a) any event that would result in the imposition of a Lien on any asset of a Loan Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5              Change in Business. No Loan Party shall engage in any line of business substantially different from those lines of business carried on by it on the Closing Date and any business reasonably complementary or ancillary thereto.

6.6              Change in Structure. Except as expressly permitted under Section 6.8, no Loan Party shall amend any of its Organization Documents in any respect materially adverse to Lender.

6.7              Changes in Accounting, Name and Jurisdiction of Organization. No Loan Party shall (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP; (ii) change its name as it appears in official filings in its jurisdiction of organization or (iii) change its jurisdiction of organization or formation, without, in the case of clause (i), the consent of Lenders, and in the case of causes (ii) and (iii), at least ten (10) days’ prior written notice to the Lenders (or such shorter period as may be agreed by the Lenders in their reasonable discretion).

6.8              Mergers, Etc. No Loan Party shall enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction (a “Merger”), except any Loan Party may enter into any such transaction if:

(i)            no Default or Event of Default exists or would result from such transaction;

(ii)           the Borrower provides reasonable advance notice thereof to the Lenders and at the request of the Lenders the Borrower provides proforma calculations of the Minimum Liquidity and Consolidated Debt Service Coverage Ratio to show proforma compliance thereof after giving effect to such Merger;

(iii)          in the case of a transaction involving any Parent Guarantor incorporated under the laws of Canada or one of its Provinces or Territories, the continuing corporation is also a limited liability corporation existing under the laws of Canada or one of its Provinces or Territories;

(iv)          the continuing corporation assumes the relevant Loan Parties’ obligations under the Loan Documents;

(v)           in the case of a transaction involving the Borrower, the Guarantor confirms that its guarantee continues to extend to the Obligations of the Borrower;

(vi)          such transaction is on such terms, and carried out in such manner, as to preserve and not to impair, and to have no adverse effect on, any of the rights and powers of the Lender hereunder and under the other Loan Documents;

(vii)         prior to or contemporaneously with the completion of such transaction, the continuing corporation shall have executed and delivered, or caused to have been executed and delivered, to the Lender such documents (including legal opinions of counsel to the continuing corporation) as may, in the opinion of the Lender, acting reasonably, be necessary to effect or establish the matters in paragraphs (i) through (v) above; and

(viii)        the business of the merged entity is consistent with the Primary Business.

Notwithstanding anything to the contrary contained in this Agreement, the acquisition by Canopy of all or a portion of the shares of the Parent pursuant to the Canopy Arrangement Agreement, which may be effected by the amalgamation of the Parent with a Subsidiary of Canopy, is not prohibited by this Agreement. Any reorganization of any Loan Party in connection with such acquisition by Canopy shall be subject to the prior consent of the Lenders, which consent shall not be unreasonably withheld.

6.9              Transactions with Affiliates. No Loan Party shall enter into any transaction with any other Loan Party or any Affiliate of any Loan Party except in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party upon fair and reasonable terms no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Loan Party and that are disclosed in writing to the Lenders, provided that such disclosure shall be required only if, during any fiscal year of the Parent, equipment with an aggregate value of $1,000,000 is transferred during such fiscal year from one or more Loan Parties to one or more Affiliates of a Loan Party, in which case each such transfer during such fiscal year from and after the transfer of $1,000,000 of equipment shall be disclosed to the Lenders by notice given within thirty (30) days following each such transfer.

6.10          Restricted Payments. No Loan Party shall (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock held by a Borrower Investor, including Permitted Tax Distributions, or (ii) purchase, redeem or otherwise acquire for value any Stock now or hereafter outstanding and held by a Borrower Investor, if and to the extent the sum of the amounts under clauses (i) and (ii) in any fiscal year of the Borrower exceeds fifty percent (50%) of the net income of the Parent for such fiscal year, except Permitted Tax Distributions shall not be subject to the foregoing fifty percent (50%) of net income limitation.

6.11          [Reserved].

6.12          OFAC; USA Patriot Act; Anti-Corruption Laws. No Loan Party nor any of its Subsidiaries, nor to the knowledge of the Loan Party, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any of its Subsidiaries, will use the proceeds of any Loan, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

6.13          Anti-Terrorism Laws. Borrower shall not pay or cause to be paid any Obligations or other amounts payable under the Loan Documents with any property or proceeds of any property that was obtained or derived directly or indirectly as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code).

Article 7
FINANCIAL COVENANTS

7.1              Minimum Liquidity. As at each Determination Date, beginning with the Determination Date occurring March 31, 2021, Liquidity shall be equal to or greater than the applicable amount set forth below:

Determination Date	Minimum Liquidity
[REDACTED – COMMERCIALLY SENSITIVE]	[REDACTED – COMMERCIALLY SENSITIVE]
[REDACTED – COMMERCIALLY SENSITIVE]	[REDACTED – COMMERCIALLY SENSITIVE]
[REDACTED – COMMERCIALLY SENSITIVE]	[REDACTED – COMMERCIALLY SENSITIVE]

7.2              Debt Service Coverage Ratio. As at each Determination Date, beginning with the Determination Date occurring on June 30, 2021, the Consolidated Debt Service Coverage Ratio shall be equal to or greater than the applicable ration set forth below:

Determination Date	Minimum Consolidated Debt Service Coverage Ratio
[REDACTED – COMMERCIALLY SENSITIVE]	[REDACTED – COMMERCIALLY SENSITIVE]
[REDACTED – COMMERCIALLY SENSITIVE]	[REDACTED – COMMERCIALLY SENSITIVE]

Article 8
EVENTS OF DEFAULT

8.1              Events of Default.

“Event of Default” wherever used herein means any one of the following events:

8.1.1        Failure to Pay Principal, Interest, Fees, Etc. If the Borrower shall fail to make any payment of (i) the principal of the Term Loan, (ii) interest on the Term Loan, or (iii) any other amounts owning hereunder (other than principal or interest) on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise; or

8.1.2        Misrepresentations. If any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document shall be false or misleading in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) when made or deemed made; or

8.1.3        Covenant Defaults. If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed by any Loan Party pursuant to this Agreement or any other Loan Document; or

8.1.4        Insolvency. (a) If any Loan Party shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) generally not be paying its debts as they mature, (iii) admit its inability to pay its debts as they mature, (iv) file a petition in bankruptcy, (v) be adjudicated insolvent or bankrupt, (vi) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (vii) commence any proceeding relating to it under any Debtor Relief Law of any jurisdiction, whether now or hereafter in effect; or (b) if there shall be commenced against any Loan Party any such proceeding or an order, judgment or decree approving the petition in any such proceeding shall be entered against any Loan Party; or (c) if any Loan Party shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any Debtor Relief Law, fraudulent conveyance or similar law; or (d) if any Loan Party shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any Debtor Relief Law; or (e) if any Loan Party shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint.

8.1.5        Cross Default. Any Loan Party (i) fails to make any payment in respect of any Debt (other than the Obligations) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Debt, and such failure or event continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure or event, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Debt to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded.

8.1.6        Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Loan Parties involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of twenty (20) days after the entry thereof.

8.1.7        Non-Monetary Judgment. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.8        Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party (other than as a result of one or more transactions permitted pursuant to this Agreement) or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason (other than the failure of the Lenders to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens.

8.1.9        Change of Control. A Change of Control shall occur.

8.1.10    Notice and Opportunity to Cure. Notwithstanding any other provision of the Loan Documents, the Lenders shall not demand repayment of any part of the Term Loan or accelerate the maturity of the Term Loan (a) because of a monetary default (defined below), unless the monetary default is not cured within five days of its due date, or (b) because of a nonmonetary default (defined below) that is reasonably capable of being cured, unless such nonmonetary default is not cured within 30 days after the date on which Agent or the Lenders transmits by facsimile, mails or delivers written notice of the nonmonetary default to Borrower. If a nonmonetary default is reasonably capable of being cured and the cure cannot reasonably be completed within the thirty-day cure period, the cure period shall be extended up to sixty days so long as Borrower has commenced action to cure within the thirty-day cure period and, in the Lenders’ opinion (acting reasonably), Borrower is proceeding to cure the default with due diligence. For purposes of this Agreement, the term “monetary default” means a failure by the Borrower under Section 8.1.1, and the term “nonmonetary default” means a failure by the Borrower or any other Person to perform or observe any obligation contained in the Loan Documents, other than (A) the obligation to make payments provided for in the Loan Documents, (B) the covenants under Article 7, or (C) a default under Section 8.1.4 or 8.1.6.

8.2              Acceleration; Remedies.

8.2.1        Acceleration upon Defaults. Subject to Section 8.1.10, upon the occurrence and during the continuance of any Event of Default, or at any time thereafter if any Event of Default shall then be continuing, the Lenders may by written notice to the Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Notes, and interest accrued, if any, thereon and all other amounts accrued hereunder or under the other Loan Documents, to be immediately due and payable by the Borrower.

8.2.2        Remedies in General. In the event of acceleration pursuant to Section 8.2.1, all principal and interest, fees, and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and the Lender may proceed to protect and enforce its rights under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to all other rights hereunder or under Law, the Lender shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise. All rights and remedies given by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Lenders, and no course of dealing between Borrower, on one hand, and the Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Lender.

8.2.3        Rights to Appoint Receiver. Without limiting and in addition to the rights, options and remedies Agent and Lenders have hereunder, the other Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction to enforce the rights and remedies of Agent and the Lenders in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of the Borrower and the Loan Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments of the aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

8.3              Equity Cure. Notwithstanding anything to the contrary contained in this Section 8, in the event that either or both of the financial covenants set forth in Sections 7.1 or 7.2 hereof are not complied with, Borrower shall have the right (the “Cure Right”), at any time until the date that is 20 days after the date the applicable Determination Date, to issue equity interests for cash or otherwise receive cash contributions to their equity (the “Cure Amount”), and thereupon Borrower’s compliance with Sections 7.1 or 7.2 hereof shall be recalculated giving effect to the following pro forma adjustment: (a) with respect to Section 7.1 hereof, the Cure Amount shall constitute a corresponding increase in Liquidity; and (b) with respect Section 7.2 hereof, the Cure Amount shall constitute a corresponding increase in Adjusted EBITDA. If, after giving effect to the foregoing recalculations, the requirements of Sections 7.1 or 7.2 hereof shall be satisfied, then the requirements of Sections 7.1 or 7.2 shall be deemed satisfied as of the end of the relevant fiscal quarter of Borrower with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 7.1 or 7.2 that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, upon Lenders’ receipt of a notice from Borrower that Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), which shall be given, if at all, not later than the tenth (10th) day following the applicable Determination Date, until the twentieth day following the Determination Date to which such Notice of Intent to Cure relates, no Event of Default shall be deemed to have occurred because of any failure to comply with Sections 7.1 or 7.2 and the Lenders shall not demand repayment of any part of the Term Loan or otherwise exercise the right to accelerate the Term Loan or exercise any right to foreclose on or take possession of the Collateral on the basis of an Event of Default having occurred and being continuing under Sections 7.1 or 7.2 hereof. Within twenty-five (25) days of each Determination Date with respect to which the Cure Right is exercised, the Borrower shall offer (the “Cure Amount Prepayment Offer”) the Lenders to prepay the Term Loan in an amount equal to 100% of the applicable Cure Amount. Upon receipt of a Cure Amount Prepayment Offer, each Lender shall have a period of five (5) days (the “Cure Offer Prepayment Period”) to provide written notice (the “Cure Amount Offer Response”) to the Borrower as to whether such Lender will require the Borrower to pay the Cure Amount to such Lender. For the avoidance of doubt, and notwithstanding anything to the contrary contained in Article 10, each Lender has the right to decide for itself only whether it will require the Borrower to pay the Cure Amount, and no decision by any Lender is binding on any other Lender. In the event a Lender has not delivered a Cure Amount Offer Response during the Cure Offer Prepayment Period, such Lender shall be deemed to have elected not to require the Borrower to pay the applicable Cure Amount to such Lender and Borrower shall not be required to pay to such Lender any prepayment with respect to the applicable Cure Amount. If more than one Lender timely delivers a Cure Amount Offer Response requiring payment of a Cure Amount and the sum of the principal balance of, and accrued, unpaid interest on, the Notes held by such Lenders exceeds the Cure Amount, then each such Lender shall be entitled to its Pro-Rata Share of such Cure Amount. All prepayments shall be applied first to accrued, unpaid interest and then to principal. No Prepayment Premium shall be owing or payable in relation to any prepayment under this Section 8.3. Notwithstanding anything to the contrary contained herein, Borrower shall not have the right to exercise the Cure Right more than five (5) times in the aggregate after the Closing Date.

8.4              Priority of Payments. Notwithstanding any contrary provision set forth herein or in any other Loan Document, (i) during the continuance of an Event of Default, any and all payments received by Agent or the Lenders in respect of any Obligation in accordance with clauses first through sixth below; and (ii) all payments made by the Loan Parties after acceleration of the Notes (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

(a)       first, to payment of costs, expenses and indemnities, including attorneys’ fees and costs, of Agent payable or reimbursable by the Loan Parties under the Loan Documents;

(b)       second, to payment of costs, expenses and indemnities, including attorneys’ fees and costs of Lenders payable or reimbursable by the Loan Parties under the Loan Documents;

(c)       third, to payment of all accrued unpaid interest on the Obligations (whether or not accruing after the filing of any case under the Debtor Relief Laws with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

(d)       fourth, to payment of principal of the Obligations then due and payable;

(e)       fifth, to payment of any other amounts owing constituting Obligations; and

(f)       sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) if payments are not sufficient to pay in full each of the categories under clauses third, fourth and fifth above, then each of the Lenders entitled to payment shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant to clauses third, fourth and fifth above even though, with respect to clause third, the Interest Rate and Default Rate applicable to the Notes may vary on account of the application of Sections 2.7.1 and 2.7.2.

Article 9
MISCELLANEOUS

9.1              Notices; Effectiveness; Electronic Communication.

9.1.1        Notices Generally. Any notice, demand, communication, information, document or other material provided herein (“Communication”) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail (i.e., email) as follows:

(a)               if to the Borrower, at 450 Lexington Avenue, #3308, New York, NY 10163, Attention: James Doherty ([REDACTED – PERSONAL INFORMATION]);

(b)               if to a Lender, to Agent at Agent’s address in Section 9.1.1(c); and

(c)               if to Agent, to Acquiom Agency Services LLC, 150 South Fifth Street, Suite 2600, Minneapolis, MN 55402, Attn: [REDACTED – PERSONAL INFORMATION].

Communications sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by email transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Communications sent by certified or registered mail shall be deemed to have been given when received. Notwithstanding anything to the contrary contained herein, Borrower shall send to Agent all Communications to intended to be received by the Lenders, in which case receipt by Agent shall be deemed to be receipt by the Lenders, and Agent shall transmit such Communications to the Lenders.

9.1.2        Change of Address, Etc. Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

9.1.3        Electronic Communications. Communications by Agent to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent. Agent or the Borrower may, in its discretion, agree to accept Communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular Communications. Unless Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) Communications posted to the Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such Communication is available and identifying the Platform therefor; provided that, for both clauses (i) and (ii) above, if such Communication is not sent during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

9.1.4        Platform. Each Loan Party agrees that Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Debt Domain (or a substantially similar electronic transmission system) (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or Agent’s transmission of Communications through the Platform.

9.2              No Implied Waivers. No failure or delay on the part of a Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between Borrower, on the one hand, and a Lender or Agent, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which the Lenders would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Lender to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

9.3              Severability. Every provision of the Loan Documents is intended to be severable. If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

9.4              Amendments and Waivers.

9.4.1        Except as otherwise provided in Sections 9.4.1 to 9.4.3, no amendment or waiver of, or supplement or other modification (which shall include any direction to Agent pursuant) to, any Loan Document or any provision thereof, and no consent with respect to any departure by any Loan Party from any Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower (or the affected Loan Party, as the case may be) and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

9.4.2        No such waiver, amendment, supplement or consent shall, unless in writing and signed by all of the Lenders (or by Agent with the consent of all of the Lenders) and the Borrower (or the affected Loan Party, as the case may be), do any of the following:

(a)               except as provided in Sections 2.7.1 and 2.7.2, subject the Lenders to any additional obligations;

(b)               except as provided in Sections 2.7.1 and 2.7.2, reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Term Loan;

(c)               postpone any date fixed for any payment of principal of, or interest on, the Term Loan (including, without limitation, the Maturity Date);

(d)               amend this Section 9.4 or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section 9.4;

9.4.3        No such waiver, amendment, supplement or consent shall, unless in writing and signed by a Supermajority of the Lenders (or by Agent with the consent of a Supermajority l of the Lenders) and the Borrower (or the affected Loan Party, as the case may be), do any of the following:

(a)               release any Guarantor from its obligations under the Guaranty unless such release is expressly provided for in the Guaranty;

(b)               waive a default under Section 8.1.1; or

(c)               release any Collateral unless released or Disposed of as permitted by Section 6.2.

9.4.4        Notwithstanding anything to the contrary contained in Section 9.4, Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Lenders or join additional Persons as Loan Parties.

9.4.5        Notwithstanding anything to the contrary contained in Section 9.4, no consent of a Lender that is a Loan Party or an Affiliate of a Loan Party shall be required for any such waiver, amendment, supplement or consent, or for any other decision to be made by the Lenders in connection with the Term Loan or any of the Loan Documents, including, without limitation, any decision referred to in Section 10.12. In determining the Lenders the constitute the Required Lenders, a Supermajority of the Lenders or all of the Lenders, any portion of the Term Loan held by a Lender that is Loan Party or an Affiliate of a Loan Party shall be disregarded.

9.5              Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except the Borrower may assign its rights and obligations hereunder without the prior written consent of the Lender, and any assignment by a Lender shall be subject to Section 9.13. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6              Governing Law; Jurisdiction; Etc.

9.6.1        Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

9.6.2        Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Agent or a Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

9.6.3        Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.6.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.6.4        Service of Process. The Borrower hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).

9.7              Maximum Lawful Interest Rate. If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Term Loan, shall be deemed by a court of law with competent jurisdiction, or other Governmental Authority with competent jurisdiction or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Note.

9.8              Counterparts; Integration; Effectiveness; Electronic Execution.

9.8.1        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8.2        Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

9.9              Expenses; Indemnity; Damage Waiver.

9.9.1        Costs and Expenses. The Borrower shall pay within ten (10) days following demand (i) all reasonable and documented out of pocket expenses incurred by Agent, the Lenders and their respective Affiliates (including the reasonable and documented attorney fees and disbursements), in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, (ii) the creation, perfection and maintenance of the perfection of Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (iii) all reasonable and documented out of pocket expenses incurred by Agent, the Lenders and their respective Affiliates, in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (limited, in the case of legal counsel, to the reasonable and documented fees, expenses, charges and disbursements of (x) in the case of Agent, one primary outside counsel, and (y) in the case of the Required Lenders, one firm acting as primary outside counsel, to the extent necessary one firm of local outside counsel in each relevant jurisdiction, and such regulatory firms as may be deemed reasonably necessary by the Required Lenders, which local outside counsel and regulatory counsel for the Required Lenders shall also be available for Agent), (iv) all reasonable and documented out of pocket costs and expenses, if any, of Agent and each Lender if an Event of Default has occurred and is continuing, or otherwise in connection with any workout, restructuring, reorganization or debt modification or exchange transaction, any enforcement of, or exercise or protection of its rights and remedies (whether through negotiations, legal proceedings, or otherwise) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, (B) in connection with the Term Loan made hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan, (C) in connection with the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral or (D) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document, Obligation or consummation of the transactions contemplated by this Agreement, and (iv) all fees and expenses of Agent arising from the provision of Agent’s services to the Lenders under the Loan Documents, (v) legal fees and expenses of Agent and the Lenders, limited to the reasonable and documented fees, expenses, charges and disbursements of (x) in the case of Agent, one primary outside counsel, and (y) in the case of the Required Lenders, one firm acting as primary outside counsel, to the extent necessary one firm of local outside counsel in each relevant jurisdiction, and such regulatory firms as may be deemed reasonably necessary by the Required Lenders, which local outside counsel and regulatory counsel for the Required Lenders shall also be available for Agent, and (vi) any financial or other professional advisors, consultants, and third party service providers retained, appointed or engaged by or on behalf of the Required Lenders.

9.9.2        Indemnification by the Borrower. The Borrower shall indemnify Agent, each Lender and each Related Party of Agent and of each Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities (including the fees, charges and disbursements of any counsel and any consultant for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by Borrower against an Indemnitee or any of its Related Parties for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Borrower shall not, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee at any time (including future, prospective and unmatured claims or actions), (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and (z) does not require any payment to be made, and does not result in any obligation regarding any payment (including any payment of any costs or expenses) to be imposed or require such obligation to be incurred or assumed, and does not require any actions to be taken or refrained from being taken by any Indemnitee other than the execution of the related settlement agreement, if any. This Section 9.9.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.9.3        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.9.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

9.9.4        Payments. All amounts due under Section 9.9 shall be payable within 30 days of demand therefor.

9.9.5        Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

9.10          Records. The outstanding balance of the Term Loan, and the unpaid interest accrued thereon, shall at all times be ascertained from the records of Lender, which shall be conclusive evidence thereof absent manifest error.

9.11          Integration Clause.This Agreement, together with the other Loan Documents, any fee letters and any other documents incorporated herein or therein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9.12          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13          Assignment by Lenders.

9.13.1    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)               Minimum Amounts. The portion of the Term Loan being assigned by each assignment shall not be less than $1,000,000, unless (A) such assignment is to a Lender, and Affiliate of a Lender, or an Approved Fund or (B) each of the Agent and, so long as no as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Term Loan of the assigning Lender being assigned.

(c)               Required Consents. The following consents or approvals shall be required for any assignment, except as provided below: :

(i)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (such Persons in this clause (y) being Eligible Assignees); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within fifteen (15) Business Days after having received notice thereof; and

(ii)       the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(d)               Assignment and Acceptance. The parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment and Acceptance, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment and Acceptance) that (i) is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933), (ii) it will make or invest in, as the case may be, the Term Loan for its own account in the ordinary course of its business and without a view to distribution of the Term Loan within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.13, the disposition of the Term Loan or any interests therein shall at all times remain within its exclusive control), and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Debt of any Loan Party other than the Obligations or any Equity Interests of any Loan Party

(e)               Limitations on Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or its Subsidiaries, or (B) any Defaulting Lender or any of its Related Parties, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a Disqualified Person.

(f)                Certification Regarding Regulatory Approval. The assignee shall certify in writing to the Borrower that such assignee is not aware of anything in the background or record of such assignee (or its officers, directors and principals, if applicable) that would preclude such assignee from obtaining the Cannabis Lien Approvals from the applicable Governmental Authorities in the Approval Required States, and (ii) if such assignee is rejected by any such applicable Governmental Authority, such assignee shall agree in writing to sell its portion of the Term Loan in accordance with Section 9.13, which sale shall be completed within thirty (30) days from such rejection.

(g)               Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate, to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent and each other Lender hereunder (and interest accrued and unpaid thereon. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(h)               Effective Date. Subject to acceptance and recording thereof by Agent pursuant to Section 9.13(d), from and after the Effective Date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.9 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.13(i).

(i)                 Participations. Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (each such Eligible Assignee that purchases a participation, a “Participant”) in all or any portion of the Term Loan held by such Lender, subject to obtain the approval for such Participant described in clause (iii) of Section 9.13(c) prior to consummation of the sale of such participation. Any sale of any participation made to any Person other than an Eligible Assignee shall be absolutely void ab initio. After giving effect to a Participation, (i) the selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, Agent and other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(j)                 Agent (or its sub-agent appointed by it) shall maintain at its address referred to in Section 9.1.1(c) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Term Loan and interest owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but a Lender shall solely be permitted to inspect such portions of the Register that disclose information relating to the portion of the Term Loan held by such Lender and amounts owing to it, and not to any other Lender) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that Agent acting as its agent solely for the purpose set forth above in this Section 9.13(j), shall not subject Agent and its officers, directors, employees, agents, sub-agents and affiliates to any fiduciary or other implied duties, all of which are hereby waived by the Borrower with respect to Agent acting as its agent solely for the purpose set forth above in this Section 9.13(j).

Article 10
AGENT

10.1          Appointment and Authority.

10.1.1    Each Lender hereby irrevocably (a) appoints Acquiom Agency Services LLC to act on its behalf as administrative agent and collateral agent hereunder and under the other Loan Documents, and (b) authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lenders consents to and authorizes Agent’s execution and delivery of (i) any subordination agreement with respect to Intercompany Debt on behalf of such Lender and agrees to be bound by the terms and provisions thereof, provided the Required Lenders have approved such subordination agreement, and (ii) any amendment or modification of this Agreement or any other Loan Document, provided that such amendment or modification has been approved by the Required Lenders (or such other number or percentage of the Lenders or Lenders as shall be expressly provided for herein or in the other Loan Documents). The provisions of this Article 10 are solely for the benefit of the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than the rights specifically and expressly provided to the Borrower under this Article 10. It is understood and agreed that the use of the term “agent”, “collateral agent” and “administrative agent” herein or in any other Loan Document (or any other similar term) with reference to Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.1.2    Any corporation or association into which Acquiom Agency Services LLC may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Acquiom Agency Services LLC is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

10.2          Agent as Lender. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any portion of the Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender. Acquiom Agency Services LLC (and any successor acting as Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders

10.3          Exculpatory Provisions.

10.3.1    Agent (which term as used in this Section 10.3 include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:

(a)               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders or Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of assets of a Defaulting Lender in violation of any Debtor Relief Law;

(c)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity;

(d)               shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder; and

(e)               shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future Law or Governmental Authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that Agent (as applicable) shall use its best efforts to resume performance as soon as practicable under the circumstances.

10.3.2    Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders or Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.13) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent in writing by the Borrower or a Lender. In the event Agent receives such a notice of the occurrence of a Default, Agent shall promptly notify the Lenders and take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action) with respect to such Default as it shall deem advisable in the best interest of the Lenders.

10.3.3    Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Loan Party or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Required Lenders in writing and its receives indemnification satisfactory to it from the Lenders.

10.3.4    Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any advance of the Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such advance. Agent may consult with legal counsel (who may be counsel for a Lender), independent accountants and other experts selected by it, and Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.4          Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 10 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and its Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such subagent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.5          Resignation and Removal of Agent.

10.5.1    Agent may at any time give notice of its resignation to the other Lenders and the Borrower, which resignation shall be effective on the date set forth in such notice (the “Resignation Effective Date”), provided that the Resignation Effective Date shall not been earlier than sixty (60) days after Agent gives such notice of resignation . Upon receipt of any such notice of resignation, (i) the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld and is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Agent (which shall be a Lender or such other Person appointed by the Required Lenders but in no event a Defaulting Lender). If no such successor Agent shall have been so appointed and shall have accepted such appointment prior to the Resignation Effective Date, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent whose qualifications and experience in acting as administrative and collateral agent for multiple lenders under a credit facility is similar to that of the retiring Agent, and if the retiring Agent does not appoint such a successor Agent, then the two Lenders holding the highest principal amount of the Term Loan shall serve jointly as successor Agent until a successor Agent is appointed by the Required Lenders, with the consent of the Borrower, as provided above. Whether or not a successor has been appointed, such resignation by Agent shall become effective in accordance with such notice on the Resignation Effective Date.

10.5.2    The Required Lenders may by notice in writing to Agent and the Borrower remove the Person then serving as Agent, which removal shall be effective within thirty (30) days (or such earlier day as shall be agreed by the applicable Required Lenders) (the “Removal Effective Date”), and, in consultation with the Borrower, appoint a successor Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment by the Removal Effective Date, then the two Lenders holding the highest principal amount of the Term Loan shall serve jointly as successor Agent until a successor Agent is appointed by the Required Lenders, with the consent of the Borrower, as provided above, and such removal shall become effective in accordance with such notice on the Removal Effective Date.

10.5.3    Effective on the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent, as applicable, shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Agent, as applicable, shall instead be made by or to each of the Lenders, until such time as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, as applicable, and the retiring or removed Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 9.19 shall continue in effect for the benefit of such retiring or removed Agent, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent, as applicable, was acting as Agent, as applicable.

10.6          Non-Reliance on Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges and agrees that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Borrower and submitted to Agent for transmission to the Lenders and for other information in Agent’s or Agent’s possession which has been requested by a Lender and for which such Lender pays Agent’s expenses in connection therewith, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Affiliates that may come into the possession of Agent or Agent’s Related Parties.

10.7          [Intentionally Omitted].

10.8          Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

10.8.1    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent hereunder) allowed in such judicial proceeding; and

10.8.2    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent, and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent under Section 9.9.

10.9          Collateral and Guaranty Matters.

10.9.1    Agent (acting at the direction of the Required Lenders) is authorized on behalf of the Lenders, without the necessity of any notice to or further consent from such Lenders, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. Agent (acting at the direction of the Required Lenders) is further authorized (but not obligated unless directed by the Lenders) on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Loan Documents or applicable Laws. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Lender hereby agrees to the terms of this paragraph.

10.9.2    The Lenders hereby, and any other Lender by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize Agent to, and Agent shall, upon request of the Borrower release any Lien granted to or held by Agent upon any Collateral (a) upon termination of this Agreement and the payment in full of the outstanding Term Loan and all other Obligations (other than contingent indemnity obligations for which no claims have been made); or (b) constituting Property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Loan Document. Upon the request of Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.2. At the written request and sole expense of the Borrower, which written request shall also include a certification from a Responsible Officer certifying to the Lenders and Agent that such release is permitted under this Section 10.9.2 and that such transaction is in compliance with this Agreement and the other Loan Documents (which certification Agent may, but is not obligated to, rely on), Agent shall promptly provide the releases of Collateral permitted to be released under this Section 10.9.2 subject to evidence of such transaction and release documentation reasonably satisfactory to the Required Lenders and Agent.

10.9.3    Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder, under the Guaranty and under the Security Documents may be exercised solely by Agent (acting at the direction of the Required Lenders), as applicable, on behalf of the Lenders in accordance with the terms hereof and the other Loan Documents. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Lender not party hereto hereby agrees to the terms of this Section 10.9.3.

10.10      Credit Bidding.

10.10.1  Each of the Lenders hereby irrevocably authorizes Agent, on behalf of the Lenders to take any of the following actions upon the instruction of the Required Lenders:

(a)               consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Debtor Relief Laws, including Section 363 thereof;

(b)               credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Debtor Relief Laws, including under Section 363 thereof;

(c)               credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)               credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)               estimate the amount of any contingent or unliquidated Obligations of such Lender;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to subparagraphs 10.10.1.2 to 10.10.1.4 without its prior written consent.

10.10.2  Each Lender agrees that in connection with any credit bid or purchase described under subparagraphs 10.10.1.2 to 10.10.1.4, the Obligations owed to all of the Lenders (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.

10.10.3  With respect to each contingent or unliquidated claim that is an Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in Section 10.10.1 so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with Section 10.10.1, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

10.10.4  Each Lender whose Obligations are credit bid under subparagraphs 10.10.1.2 to 10.10.1.4 shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Lender that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

10.10.5  Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Law to credit bid at foreclosure sales, UCC sales or other similar Dispositions of Collateral.

10.11      Force Majeure. Agent shall not be (i) required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder or under any other Loan Document or (ii) responsible or liable for any failure or delay in the performance of its obligations hereunder or under any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

10.12      Agent Actions . With respect to any term or provision of this Agreement or any other Loan Document that requires the consent, approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by Agent, or that allows, permits, requires, empowers or otherwise provides that any matter, action, decision or similar may be taken, made or determined by Agent, including the exercise of any remedies under the Loan Documents and any provision that refers to any document or other matter being satisfactory or acceptable to Agent, regardless of whether such term or provision expressly refers to the requirement to obtain consent or input from any Lenders, or to otherwise notify any Lender, or to provide that such matter is required to be satisfactory or acceptable to the Lenders, such term or provision shall be interpreted to refer to Agent providing its response or taking any such action only after obtaining consent or approval from the Required Lenders or such other requisite percentage of the Lenders as required in Section 9.4. Similarly, with respect to any term or provision of this Agreement or any other Loan Document that requires the consent, approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by the Lenders, or that allows, permits, requires, empowers or otherwise provides that any matter, action, decision or similar may be taken, made or determined by the Lenders, including the exercise of any remedies under the Loan Documents and any provision that refers to any document or other matter being satisfactory or acceptable to the Lenders, such term or provision shall be interpreted to require consent or approval from the Required Lenders or such other requisite percentage of the Lenders as required in Section 9.4. In soliciting decisions from Lenders, Agent shall provide a reasonable period of time, depending on the urgency of the decision to be made. Notwithstanding the foregoing, the consent or approval of the Lenders is not required for a consent of Agent to an assignment by Lender under Section 9.13, and each Lender has the right to act on its own with respect to a prepayment of the Term Loan in accordance with Section 2.1.4 and Section 8.3 and with respect to funding a portion of the Initial Increase and Additional Increase under Sections 2.7.1, 2.7.2 and 2.7.3.

10.13      Sharing of Payments. If any Lender, directly or through an Affiliate, obtains any payment of any Obligation of any Loan Party (whether by error, voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) and such payment exceeds the amount such Lender is entitled to receive in accordance with the provisions of the Loan Documents, such Lender shall share such excess payment with any other Lenders that received any payment that is less than the amount such Lender is entitled to receive in accordance with the provisions of the Loan Documents. Any transfer of funds in accordance with the preceding sentence shall be facilitated by Agent.

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

BORROWER:

high street capital partners, llc,
a Delaware limited liability company
By: Acreage Holdings America, Inc.,
a Nevada corporation, its sole manager

By:
Name: Kevin Murphy
Title: President

(signature pages to the Loan Agreement continue on the following pages)

AGENT:

ACQUIOM AGENCY SERVICES LLC

By:
Name: [REDACTED – PERSONAL INFORMATION]
Title: [REDACTED – PERSONAL INFORMATION]